SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

                           Check the appropriate box:

                         [X] Preliminary Proxy Statement
     [_] Confidential, for Use of the Commission only (as permitted by Rule
                                  14a-6(e)(2))
                         [_] Definitive Proxy Statement
                       [_] Definitive Additional Materials
    [_] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                  THEGLOBE.COM
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [x] No fee required.

             [_] Fee computed on table below per Exchange Act Rules
                             14a-6(i)(4) and 0-11.

1.    Title of each class of securities to which transaction applies: N/A

2.    Aggregate number of securities to which transaction applies: N/A

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

4.    Proposed maximum aggregate value of transaction: N/A

5.    Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.    Amount Previously Paid: N/A

2.    Form, Schedule or Registration Statement No.: N/A

3.    Filing Party: N/A

4.    Date Filed: N/A

                               THEGLOBE.COM, INC.
                           110 EAST BROWARD BOULEVARD
                                   SUITE 1400
                         FORT LAUDERDALE, FLORIDA 33301


                                                                October 29, 2004

Dear Stockholder:

We invite you to attend our Annual Meeting of Stockholders on Tuesday, November 30, 2004, 10 a.m., at Renaissance Hotel, 1617 Southeast 17th Street, Fort Lauderdale, Florida 33316.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. In addition to specific agenda items, we will discuss generally the operations of theglobe.com. We welcome your comments, and hope you will join us.

Whether or not you plan to attend in person, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. The Board of Directors recommends that stockholders vote FOR each of the matters described in the proxy statement to be presented at the Annual Meeting of Stockholders.

PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

Thank you.

Sincerely,

/s/ Michael S. Egan
-----------------------
Michael S. Egan
Chief Executive Officer
                              the GLOBE.COM [LOGO]

                               THEGLOBE.COM, INC.
                           110 EAST BROWARD BOULEVARD
                                   SUITE 1400
                         FORT LAUDERDALE, FLORIDA 33301


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 30, 2004

theglobe.com, inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Tuesday, November 30, 2004 at 10 a.m., at the Renaissance Hotel, 1617 Southeast 17th Street, Fort Lauderdale, Florida 33316, for the following purposes:

1.    To elect the Board of Directors for the coming year;

2. To approve the amendment to the certificate of incorporation of the corporation to increase the total authorized shares of common stock from 200,000,000 shares to 500,000,000 shares;

3.    To approve theglobe's 2000 Stock Option Plan, as amended and restated; and

4. To transact any other business that may properly come before the Annual Meeting of Stockholders.


The passage of Proposal 2, will allow us to fully implement our recent acquisition of SendTec, Inc. on the terms desired by management. We were able to consummate the acquisition of SendTec on September 1, 2004, in part, by issuing shares of our Series H Preferred Stock since we did not have sufficient shares of our common stock available to complete the acquisition. See "Proposal No. 2" and "The SendTec Acquisition" in the accompanying proxy statement.


If you own shares of theglobe.com as of the close of business on October 6, 2004, you can vote those shares by proxy or at the Annual Meeting of Stockholders.


Fort Lauderdale, Florida
October 29, 2004



                                   By Order of the Board of Directors

                                   /s/ Michael S. Egan
                                   -----------------------
                                   Michael S. Egan
                                   Chief Executive Officer


                       -----------------------------------


IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS NECESSARY IF YOU MAIL IT IN THE UNITED STATES.

                                        TABLE OF CONTENTS


                                                                                          PAGE
                                                                                          ----
Voting Rights and Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . .      1

I.  Election of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    Nominees for Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
    Involvement in Certain Legal Proceedings . . . . . . . . . . . . . . . . . . . . . .     4
    Board Meetings and Committees of the Board . . . . . . . . . . . . . . . . . . . . .     4
    Director Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
II. Amendment of the Company's Certificate of Incorporation. . . . . . . . . . . . . . .     6
III.Approval of the Company's 2000 Stock Option Plan, as Amended and Restated. . . . . .     8
      Purpose of the Proposal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
      General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
      Description of the Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . .    10
      Awards Under the Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
      Certain Tax Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

Security Ownership of Certain Beneficial Owners and Management . . . . . . . . . . . . .    13
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    Summary Compensation Table . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    Aggregated Option Exercises in the Last Fiscal Year and 2003 Year End Option Values.    18
    Option Grants in 2003. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    Certain Relationships and Related Transactions . . . . . . . . . . . . . . . . . . .    22
    Compliance with Section 16(a) of the Exchange Act. . . . . . . . . . . . . . . . . .    24
The SendTec Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
    Terms of the Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
    Certain Prior Relationships Between theglobe and SendTec . . . . . . . . . . . . . .    27
    SendTec's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
    Risk Factors Relating to SendTec and the Acquisition . . . . . . . . . . . . . . . .    29
    Management's Discussion and Analysis or Plan of Operation of SendTec . . . . . . . .    37
    Financial Information Relating to SendTec. . . . . . . . . . . . . . . . . . . . . .    42
    theglobe.com, inc Index to Pro Forma Condensed Consolidated Financial
       Statements (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
Report of the Audit Committee of the Board of Directors. . . . . . . . . . . . . . . . .    63
Appointment of Independent Auditors. . . . . . . . . . . . . . . . . . . . . . . . . . .    64
Stockholder Proposals for the 2004 Annual Meeting  . . . . . . . . . . . . . . . . . . .    65
Other Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    66

Exhibit A  Certificate of Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . .    67
Exhibit B  2000 Stock Option Plan, as Amended and Restated . . . . . . . . . . . . . . .    69

                               THEGLOBE.COM, INC.

                                 PROXY STATEMENT
                IN CONNECTION WITH ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 30, 2004.


THE BOARD OF DIRECTORS OF THEGLOBE.COM, INC. ("THEGLOBE", "WE" OR "US") IS SOLICITING PROXIES TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING") TO BE HELD AT THE RENAISSANCE HOTEL, 1617 SOUTHEAST 17TH STREET, FORT LAUDERDALE, FLORIDA ON TUESDAY, NOVEMBER 30, 2004 AT 10:00 A.M. AND AT ANY ADJOURNMENT OR POSTPONEMENT.

This proxy statement and the accompanying proxy are first being sent to stockholders entitled to vote at the Annual Meeting on or about October 29, 2004. theglobe.com's principal executive offices are located at 110 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, telephone number (954) 769-5900.

VOTING RIGHTS AND SOLICITATION OF PROXIES

PURPOSE OF THE ANNUAL MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting. Each proposal is described in more detail in this proxy statement.

RECORD DATE AND SHARES OUTSTANDING


Stockholders of record who owned common stock or Series H Preferred Stock at the close of business on October 6, 2004 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 155,777,941 shares of common stock and 175,000 shares of Series H Preferred Stock (convertible into 17,500,000 shares of common stock as of the record date) were issued and outstanding. The common stock and Series H Preferred Stock (on an as converted basis) vote together as a single class on the election of directors and, except as provided by law and by the terms of the Series H Preferred Stock, on all other matters. In accordance with its terms, the Series H Preferred Stock is not entitled to vote on Proposal 2 below, relating to the amendment to our authorized capital. The closing price of our common stock on the OTC Bulletin Board on the Record Date was $0.47 per share.


REVOCABILITY AND VOTING OF PROXIES

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

      o by writing a letter delivered to Robin S. Lebowitz, Corporate Secretary of theglobe.com, stating that the proxy is revoked;

      o     by submitting another proxy with a later date; or

      o     by attending the Annual Meeting and voting in person.

Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares. Shares of common stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies, unless the proxies have been revoked.

Unless we receive specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of theglobe.com's nominees as a director (Proposal 1); (ii) FOR the approval of the amendment to the certificate of incorporation of the corporation to increase the total authorized shares of common stock from 200,000,000 to 500,000,000 shares (Proposal 2);
(iii) FOR the approval of theglobe's 2000 Stock Option Plan, as amended and restated (Proposal 3); and (iv) FOR any other matters that may come before the Annual Meeting, at the discretion of the proxy holders. theglobe.com does not presently anticipate any other business will be presented for vote at the Annual Meeting.


LIST OF STOCKHOLDERS

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting during regular business hours at our offices 110 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida, by contacting Robin S. Lebowitz, Corporate Secretary of theglobe.com.

VOTING AT THE ANNUAL MEETING

Each share of common stock outstanding on the Record Date will be entitled to one (1) vote on each matter submitted to a vote of the stockholders, including the election of directors. Each share of Series H Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the Series H Preferred Stock is convertible, on all matters other than Proposal 2 as to which the Series H Preferred Stock will not vote. As of the record date, each share of Series H Preferred Stock was convertible into one hundred shares of common stock. Accordingly, other than with respect to Proposal 2, the holders of Series H Preferred Stock will be entitled to cast an aggregate of 17,500,000 votes and the holders of common stock will be entitled to cast an aggregate of 155,777,941 votes. Cumulative voting by stockholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast by the holders of common stock and the holders of Series H Preferred Stock, voting together as a single class, is required for the election of Directors (Proposal 1). A vote of the holders of a majority of the issued and outstanding shares of Common Stock is required to amend the Company's certificate of incorporation as contemplated by Proposal 2. A majority of the votes cast by the holders of common stock and the holders of Series H Preferred Stock, voting together as a single class, is required to approve the 2000 Stock Option Plan, as amended and restated. (Proposal 3). Abstentions and broker "non-votes" are not counted for purposes of Proposals 1 and 3.

SOLICITATION

We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional compensation for the solicitation.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS


NOMINEES FOR DIRECTORS

The Board of Directors proposes the following four nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting, or until their successors are elected and qualified.

NOMINEE                AGE  POSITION HELD WITH THEGLOBE      DIRECTOR SINCE
------------------     ---  ---------------------------      --------------

Michael S. Egan. . . . 64   Chairman and Chief Executive
                            Officer                                    1997

Edward A. Cespedes . . 38   Director and President                     1997

Robin Segaul Lebowitz. 40   Director, Vice President of
                            Finance, and Corporate Secretary           2001

Paul Soltoff . . . . . 50   Chief Executive Officer of
                            SendTec and Director                       2004


MICHAEL S. EGAN. Michael Egan has served as theglobe.com's Chairman since 1997 and as its Chief Executive Officer since June 1, 2002. Since 1996, Mr. Egan has been the controlling investor of Dancing Bear Investments, a privately held investment company. Mr. Egan is also Chairman of Certified Vacations, a privately held wholesale travel company which was founded in 1980. Certified Vacations specializes in designing, marketing and delivering vacation packages. Mr. Egan is a member of the Board of Directors of Boca Resorts, Inc. (NYSE: RST) (formerly Florida Panthers Holdings, Inc.) and a member of the Board of Directors of the Horatio Alger Association. Mr. Egan spent over 30 years in the rental car business. He began with Alamo Rent-A-Car in 1973, became an owner in 1979, and became Chairman and majority owner from January 1986 until November 1996 when he sold the company to AutoNation. In 2000, AutoNation spun off the rental division, ANC Rental (Other OTC: ANCXZ.PK), and Mr. Egan served as Chairman until October 2003. Prior to acquiring Alamo, he held various administration positions at Yale University and taught at the University of Massachusetts at Amherst. Mr. Egan is a graduate of Cornell University where he received his Bachelor's degree in Hotel Administration.

EDWARD A. CESPEDES. Edward Cespedes has served as a director of theglobe.com since 1997 and as President of theglobe.com since June 1, 2002. Mr. Cespedes is also the President of E&C Capital Partners, LLLP, a privately held investment company. Mr. Cespedes served as the Vice Chairman of Prime Ventures, LLC, from May 2000 to February 2002. From August 2000 to August 2001, Mr. Cespedes served as the President of the Dr. Koop Lifecare Corporation and was a member of the Company's Board of Directors from January 2001 to December 2001. From 1996 to 2000, Mr. Cespedes was a Managing Director of Dancing Bear Investments. Concurrent with his position at Dancing Bear Investments, from 1998 to 2000, Mr. Cespedes also served as Vice President for corporate development for theglobe.com where he had primary responsibility for all mergers, acquisitions, and capital markets activities. In 1996, prior to joining Dancing Bear Investments, Mr. Cespedes was the Director of Corporate Finance for Alamo Rent-A-Car. From 1988 to 1996, Mr. Cespedes worked in the Investment Banking Division of J.P. Morgan and Company, where he most recently focused on mergers and acquisitions. In his capacity as a venture capitalist, Mr. Cespedes has served as a member of the board of directors of various portfolio companies. Mr. Cespedes is the founder of the Columbia University Hamilton Associates, a foundation for university academic endowments. In 1988 Mr. Cespedes received a Bachelor's degree in International Relations from Columbia University.

ROBIN S. LEBOWITZ. Robin Lebowitz has served as a director of theglobe.com since December 2001, as Corporate Secretary of theglobe.com since June 1, 2002, and as Vice President of Finance of theglobe.com since February 23, 2004. Ms. Lebowitz also served as Treasurer of theglobe.com from June 1, 2002 until February 23, 2004 and as Chief Financial Officer of theglobe.com from July 1, 2002 until February 23, 2004. Ms. Lebowitz has worked in various capacities for the Company's Chairman, Michael Egan, for ten years. She is the Controller/Managing Director of Dancing Bear Investments, Mr. Egan's privately held investment management and holding company. Previously, Ms. Lebowitz served on the Board of Directors of theglobe.com from August 1997 to October 1998. At Alamo Rent-A-Car, she served as Financial Assistant to the Chairman (Mr. Egan). Prior to joining Alamo, Ms. Lebowitz was the Corporate Tax Manager at Blockbuster Entertainment Group where she worked from 1991 to 1994. From 1986 to 1989, Ms. Lebowitz worked in the audit and tax departments of Arthur Andersen & Co. Ms. Lebowitz received a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania; a Masters in Business Administration from the University of Miami and is a Certified Public Accountant.

PAUL SOLTOFF. Paul Soltoff has served as Chairman of the Board and Chief Executive Officer of SendTec since its inception in February 2000. Commensurate with our acquisition of SendTec pursuant to a merger on September 1, 2004, Mr. Soltoff continued in the position of Chief Executive Officer of SendTec and was elected to theglobe.com's Board of Directors. In 1997, Mr. Soltoff became the Chief Executive Officer of Soltoff Direct Corporation, a specialized direct marketing consulting company located in St. Petersburg, Florida. Since the inception of SendTec, Soltoff Direct Corporation has been largely inactive. Mr. Soltoff is a graduate of Temple University where he received his Bachelor of Science degree in Business Marketing in 1995.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Michael Egan, theglobe.com's Chairman, was Chairman of ANC Rental Corporation from late 2000 until October 2003 and was Chief Executive Officer of ANC Rental Corporation from late 2000 until April 4, 2002. In November 2001, ANC Rental Corporation filed voluntary petitions for relief under chapter 11 or title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (Case No. 01-11200).

Edward Cespedes, a Director of theglobe, was also a Director of Dr. Koop Lifecare Corporation from January 2001 to December 2001. In December 2001, Dr. Koop Lifecare Corporation filed petitions seeking relief under Chapter 7 of the United States Bankruptcy Code.

Albert J. Detz, the Chief Financial Officer of theglobe.com, was Vice President, Finance for NationsRent, Inc. from January 2001 to September 2002. In December 2001, NationsRent, Inc. filed voluntary petitions for relief under Chapter 11 or Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 01-11628 PJW). Mr. Detz was also the Senior Vice President and Chief Financial Officer of Gerald Stevens, Inc. from July 1998 to August 2000. In April 2001, Gerald Stevens, Inc. filed voluntary petitions for relief under Chapter 11 or Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Miami Florida (Case No. 01-13984 BKC-RAM through 01-14039 BKC-RAM.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

Including unanimous written actions of the Board, the Board of Directors met fourteen times in 2003. No incumbent director who was on the Board for the entire year attended less than 75% of the total number of all meetings of the Board and any committees of the Board on which he or she served, if any, during 2003.

The Board of Directors has a standing Audit and Compensation Committee but no standing Nominating Committee.

Audit Committee. The Audit Committee, which was formed in July 1998, reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our auditors and our accounting practices and internal controls. The Audit Committee operates pursuant to a written charter, as amended, adopted by the Board of Directors on June 12, 2000. The current members of the Audit Committee are Messrs. Egan and Cespedes and Ms. Lebowitz, all of whom are employee directors. None of the current committee members are considered "independent" within the meaning of applicable NASD rules. Ms. Lebowitz serves as the "audit committee financial expert" as required by Section 407 of Sarbanes, but is not considered independent within the meaning of applicable NASD rules. Including unanimous written actions of the Committee, the Audit Committee held five meetings in 2003.

Compensation Committee. The Compensation Committee, which met eight times in 2003 (including unanimous written actions of the Committee), establishes salaries, incentives and other forms of compensation for officers and other employees of theglobe.com. The Compensation Committee (as well as the entire Board of Directors) also approves option grants under all of our outstanding stock based incentive plans. The current members of the Compensation Committee are Messrs. Egan and Cespedes.

Nominating Committee. The Board of Directors does not have a separate nominating committee. Rather, the entire Board of Directors acts as nominating committee. Based on the Company's Board currently consisting only of employee directors, the Board of Directors does not believe the Company would derive any significant benefit from a separate nominating committee. Due primarily to their status as employees of the Company, none of the members of the Board are "independent" as defined in the NASD listing standards. The Company does not have a Nominating Committee charter.

In recommending director candidates in the future, the Board intends to take into consideration such factors as it deems appropriate based on the Company's current needs. These factors may include diversity, age, skills, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate's experience and business background, and other Board members' experience and business background, whether such candidate would be considered "independent", as such term is defined in the NASD listing standards, as well as the candidate's ability to devote the required time and effort to serve on the Board.

The Board will consider for nomination by the Board director candidates recommended by Stockholders if the Stockholders comply with the following requirements. Under our By-Laws, if a stockholder wishes to nominate a director at the Annual Meeting, we must receive the stockholder's written notice not less than 60 days nor more than 90 days prior to the date of the annual meeting, unless we give our stockholders less than 70 days' notice of the date of our Annual Meeting. If we provide less than 70 days' notice, then we must receive the stockholder's written notice by the close of business on the 10th day after we provide notice of the date of the Annual Meeting. The notice must contain the specific information required in our By-Laws. A copy of our By-Laws may be obtained by writing to the Corporate Secretary. If we receive a stockholder's proposal within the time periods required under our By-Laws, we may choose, but are not required, to include it in our proxy statement. If we do, we may tell the other stockholders what we think of the proposal, and how we intend to use our discretionary authority to vote on the proposal. All proposals should be made in writing and sent via registered, certified or express mail, to our executive offices, 110 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, Attention: Robin S. Lebowitz, Corporate Secretary.

Shareholder Communications with the Board of Directors. Any shareholder who wishes to send communications to the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, theglobe.com, inc., 110 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida, 33301. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An "appropriate shareholder communication" is a communication from a person claiming to be a shareholder in the communication, the subject of which relates solely to the sender's interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board. In the case of communications addressed to any particular directors, the Corporate Secretary will send appropriate shareholder communications to such director. In the case of communications addressed to a committee of the board, the Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.

The Board of Directors encourages, but does not require, its directors to attend the Company's annual meeting of stockholders. Last year, all of the Company's directors attended the annual meeting.

DIRECTOR COMPENSATION

Directors who are also our employees receive no compensation for serving on our Board or committees. We reimburse non-employee directors for all travel and other expenses incurred in connection with attending Board and committee meetings. Non-employee directors are also eligible to receive automatic stock option grants under our 1998 Stock Option Plan, as amended and restated. As of December 31, 2003 there were no directors who met this definition.

Each director who becomes an eligible non-employee director for the first time receives an initial grant of options to acquire 25,000 shares of our common stock. In addition, each eligible non-employee director will receive an annual grant of options to acquire 7,500 shares of our common stock on the first business day following each annual meeting of stockholders that occurs while the 1998 Stock Option Plan or 2000 Stock Option Plan is in effect. These stock options will be granted with per share exercise prices equal to the fair market value of our common stock as of the date of grant.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR
                     NOMINEES AS DIRECTORS OF THEGLOBE.COM.

We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed above. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not presently anticipate that any nominee will be unable to serve.

                                 PROPOSAL NO. 2

            APPROVAL OF AMENDMENT TO THE FOURTH AMENDED AND RESTATED
                 CERTIFICATE OF INCORPORATION OF THE CORPORATION
             TO INCREASE THE TOTAL AUTHORIZED SHARES OF COMMON STOCK


The Amendment

The Board of Directors has proposed to amend the Corporation's Certificate of Incorporation for the purpose of increasing the number of authorized shares of Common Stock of the Corporation from two hundred million (200,000,000) shares to five hundred million (500,000,000) shares (the "Certificate of Amendment"). A copy of the proposed Certificate of Amendment is attached hereto as Exhibit "A". If the Certificate of Amendment is approved at the Annual Meeting, the Corporation intends to promptly sign the Certificate of Amendment and file the same with the Delaware Secretary of State. The amendment will not affect the number of shares of preferred stock authorized, which is 3,000,000 shares, $.001 par value per share, nor the ability of the Board of Directors to issue the preferred stock, without further stockholder approval, in series with such relative rights, preferences, terms and limitations as the Board shall determine.


The additional shares of Common Stock for which authorization is sought herein would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Holders of Common Stock have no preemptive or other subscription rights.

Reasons for the Amendment

      Shares Currently Outstanding or Reserved for Future Issuance.


The Board of Directors believes that increasing the number of authorized shares is essential to ensure that the Corporation will continue to have an adequate number of shares of Common Stock available for future issuance. As of the record date of October 6, 2004, the Company had issued and outstanding 155,777,941 shares of Common Stock. In addition, as of the record date, the Company had outstanding options and warrants to acquire approximately 15,244,000 and 18,463,000 shares, respectively, of its Common Stock. Many of the options and warrants require the Company to reserve shares of Common Stock for potential issuance upon the exercise or conversion of such securities. In addition to the warrants issued and outstanding described above, the Company also holds in escrow warrants to acquire up to 2,250,000 shares, subject to release over approximately the next two years (some of which may accelerate under certain events) upon the attainment of certain performance objectives. Similarly, pursuant to the terms of our acquisition of SendTec, Inc. on September 1, 2004 (the SendTec Acquisition") we may issue warrants ranging in number from 250,000 to 2,500,000 shares if SendTec exceeds certain forecasted operating income for the year ending December 31, 2005. The Company also holds an option to acquire an Internet related company, pursuant to which, if the Company exercised the option, it would issue an additional 1,500,000 shares of its Common Stock. Consequently, substantially all of the Company's Common Stock (approximately 196 million shares) is issued or reserved for issuance at the present time.

The Company also has available for future issuance approximately 2,626,000 shares under its stock options plans. Subject to the approval of Proposal No. 3 (relating to our 2000 Stock Option Plan as amended and restated), an additional 7,500,000 shares will also be available for future issuance under that Plan. Assuming Proposal No. 3 is approved, the Company anticipates that it will issue up to approximately 4,500,000 performance based stock options from such Plan.



      Relationship   to,  and  Effect  on,  the   Recently   Completed   SendTec
      Acquisition.

In connection with the SendTec Acquisition, the Company issued 175,000 shares of Series H Preferred Stock. Those shares are convertible into approximately 17,500,000 shares of Common Stock. These shares of Series H Preferred Stock will automatically convert into additional shares of our Common Stock upon the filing of the Certificate of Amendment with the Delaware Secretary of State. Accordingly, approval of the proposal to adopt the Certificate of Amendment will enable us to cause the automatic conversion of the Series H Preferred Stock as originally intended by management.

In the event that the proposal to adopt the Certificate of Amendment is not approved for any reason at the Annual Meeting then on the 10th day following the failure to approve the Certificate of Amendment, the Series H Preferred Stock will automatically convert into whatever number of shares of Common Stock which we then have remaining available for issuance (after giving affect to shares our Common Stock reserved for issuance under previously outstanding options and warrants), less up to 3 million additional shares of Common Stock as may be designated by theglobe. The Company currently does not have sufficient available authorized shares of common stock to permit the conversion of all of the Series H Preferred Stock. We will only have enough shares of Common Stock if the Certificate of Amendment is approved.

With regard to any shares of Series H Preferred Stock which are not automatically converted into shares of Common Stock, the holders of the Series H Preferred Stock may elect to convert them into a subordinated promissory note (a "Conversion Note"). If issued, the Conversion Note will be due in one lump sum on the later of the first anniversary of its issuance or December 31, 2005 and will bear interest at the rate of 4% per annum. The principal amount of the Conversion Note would be equal to the product of:

      (A) the number of shares of our Common Stock that would have been issued upon conversion of the remaining shares of the Series H Preferred Stock if there were sufficient shares available for that purpose; and

      (B) the lesser of (i) the Fair Market Value, as defined, of our Common Stock in the 20 trading days immediately prior to the conversion date and
      (ii) $0.83.

If none of the remaining shares of Series H Preferred Stock were converted into Common Stock, the maximum principal amount of the Conversion Note (based upon the maximum conversion rate of $0.83 per share) would be approximately $14.5 million. Management believes that our liquidity would be adversely affected if we are required to issue the Conversion Note. We would likely need to raise significant capital and our financial condition may also be adversely affected.

A vote in FAVOR of the Certificate of Amendment will aid in its approval and adoption and will lead to the automatic conversion of the Series H Preferred Stock into shares of Common Stock. A vote AGAINST the Certificate of Amendment may hinder or, if the total number of votes against is sufficiently high, prevent, its approval and adoption. In that event, many of the Series H Preferred Stock would not be converted into shares of our Common Stock and the holders of the Series H Preferred Stock could elect to convert them into the Conversion Note. See "The SendTec Acquisition" elsewhere in this proxy statement for further information relating to the acquisition of SendTec and the terms of the Series H Preferred Stock.

Five  of  the  former  shareholders  of  SendTec  (whom  collectively   received
approximately 82% of the shares of Common Stock issued in the Merger, together with theglobe's Chairman, Michael Egan (together with certain affiliates which he controls), have agreed to vote (or have granted proxies to so vote) in favor of the Certificate of Amendment.

      Our Low Trading Price Has Required that We Issue Large Amounts of our Common Stock.

From January 1, 2004 through the Record Date, the Company's Common Stock has traded on the OTC Bulletin Board at prices ranging from $.20 to $1.44. As a result, the Company has needed to issue large amounts of Common Stock or instruments exercisable or convertible into Common Stock in order to raise any significant equity capital or to make acquisitions. The closing price of our common stock on the Record Date was $0.47 per share. The Company may need to raise significant additional capital in order to pursue its business plans and, if successful in raising such capital, will likely issue a substantial number of additional shares of Common Stock or securities exercisable for, or convertible into, Common Stock.

Effect and Purpose of Proposed Certificate of Amendment


The Board of Directors believes that it is in the best interest of the Corporation to have additional shares of Common Stock authorized so that we may cause the automatic conversion of the Series H Preferred Stock which we issued in the SendTec Acquisition. See "The SendTec Acquisition." In addition, the Board of Directors believes that it is in the best interest of the Corporation to have additional shares of Common Stock authorized and available for issuance in order to meet future requirements of the Corporation, which may include issuances of securities to fund operations of the Company, to fund acquisitions of the Company, to meet future financing needs of the Corporation, to allow for additional option grants pursuant to the Company's stock incentive plans, to effect stock splits or declare stock dividends, and for other corporate purposes.


The Board of Directors does not intend to issue any Common Stock or securities exercisable or convertible into Common Stock except on terms that the Board deems to be in the best interests of the Corporation and its stockholders.


If you authorize us to increase our authorized common stock, we will not be required to seek your approval for the issuance of any of the additional shares in connection with financing transactions or any other transaction, unless our Common Stock becomes listed on a securities exchange or is admitted to quotation on the NASDAQ Stock Market and the listing standards of that securities market require us to seek your approval. Therefore, your interest in our company could be substantially diluted without your approval.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
                           CERTIFICATE OF AMENDMENT.

We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the Certificate of Amendment.

                                 PROPOSAL NO. 3

                     APPROVAL OF THE 2000 STOCK OPTION PLAN,
                             AS AMENDED AND RESTATED

The Board of Directors proposes that theglobe's stockholders approve theglobe's 2000 Stock Option Plan, as amended and restated as of December 1, 2004 (the "2000 Stock Option Plan"). The 2000 Stock Option Plan, as amended and restated provides for:

      o an increase in the number of shares of common stock reserved for issuance under the 2000 Stock Option Plan by an additional 7,500,000 shares (resulting in an aggregate of 8,000,000 shares being issuable under the 2000 Stock Option Plan); and

      o removal of the limitation on the number of options that may be awarded to any individual.


PURPOSE OF THE PROPOSAL

During 1995, the Company established the 1995 Stock Option Plan, which was amended by the Board of Directors in 1996. With the rapid growth of our personnel and the increased competition to attract and retain talented individuals we established the 1998 Stock Option Plan in July 1998, which was adopted by the Board of Directors and approved by our stockholders. We originally reserved 2,400,000 shares of common stock for issuance under this plan. In March 1999, less than 5,000 shares remained available for grant under the 1998 Stock Option Plan. As a result, the Board of Directors approved an increase of one million (1,000,000) shares for issuance under the 1998 Stock Option Plan. The increase was approved by our stockholders in June 1999. In January 2000, the Board adopted the 2000 Broad Based Employee Stock Option Plan. We have reserved 850,000 shares of common stock for issuance under this plan. Our intention was that at least 50% of the options granted under the 2000 Broad Based Employee Stock Option Plan will be granted to individuals who are not managers or officers of theglobe.

As our personnel base continued to grow and our ability to attract and retain key employees became increasingly difficult, the Board adopted an additional stock plan, the 2000 Stock Option Plan which was approved by our stockholders in June 2000. 500,000 shares of common stock were previously reserved for issuance under the 2000 Stock Option Plan. The 2000 Stock Option Plan is substantially the same as the 1998 Stock Option Plan. The primary differences between the two plans are that the 2000 Stock Option Plan does not provide for automatic accelerated vesting in connection with certain change of control transactions and the 2000 Stock Option Plan gives to theglobe the ability to grant restricted stock awards. These items are discussed in detail below.

The Board of Directors has also adopted theglobe.com, inc. 2003 Amended & Restated Non-Qualified Stock Option Plan (the "2003 Non-Qualified Stock Option Plan") and theglobe.com, inc. 2004 Stock Incentive Plan (the "2004 Stock Incentive Plan"). Both of these plans were initially adopted for limited purposes and neither of these plans has been approved by our stockholders. The 2003 Non-Qualified Stock Option Plan provides for the grant of non-qualified stock options to certain employees and consultants of theglobe or its subsidiaries. The 2004 Stock Incentive Plan was primarily adopted in connection with the SendTec Acquisition and is more fully described commencing on page __ herein.

As of the Record Date, there were approximately 88,000 shares available for future grant under the 1998 Stock Option Plan, approximately 13,000 shares available for future grant under the 2000 Broad Based Employee Stock Option Plan, and approximately 56,000 shares available for future grant under the 2000 Stock Option Plan. In addition, there were approximately 194,000 shares available for future grant under the 2003 Non-Qualified Stock Option Plan and approximately 2,275,000 shares available for future grant under the 2004 Stock Incentive Plan. In order to continue to provide key individuals with awards and incentives commensurate with their contributions and competitive with those offered by other employers, the Compensation Committee determined that it was in our best interest to increase the number of shares with respect to which options may be granted under the 2000 Stock Option Plan. Consequently, in October 2004 our Board of Directors approved an amendment and restatement of the 2000 Stock Option Plan, subject to approval by our stockholders, to (i) increase the number of shares of common stock available for grant under the 2000 Stock Option Plan, and (ii) remove the limit on the maximum number of options that may be awarded to any eligible individual under the 2000 Stock Option Plan. The Board of Directors believes that these increases will increase stockholder value by further aligning the interests of key individuals with the interests of our stockholders by providing a greater opportunity to benefit from stock price appreciation that generally accompanies improved financial performance.

GENERAL

The following summary of the 2000 Stock Option Plan is subject, in its entirety, to the specific language of the 2000 Stock Option Plan, a copy of which is attached to the proxy statement as Exhibit A.

Our 2000 Stock Option Plan was adopted by the Board of Directors on April 28, 2000 and has been approved by our stockholders. 500,000 shares of common stock were initially reserved for issuance under the 2000 Stock Option Plan. As of the Record Date, options to purchase approximately 444,000 shares were outstanding under the 2000 Stock Option Plan and approximately 56,000 shares were available for future grant under the 2000 Stock Option Plan prior to its amendment and restatement.

DESCRIPTION OF THE 2000 STOCK OPTION PLAN

PURPOSE. The Board of Directors believes that our long term success is dependent upon our ability to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to theglobe. The 2000 Stock Option Plan is intended to strengthen us by providing an incentive to our employees, officers, consultants and directors and thereby encourage them to devote their abilities to the success of our business enterprise. We believe that grants of stock options and restricted stock motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of theglobe. At present, most newly hired full-time employees are granted options. We believe that this policy is of great value in recruiting and retaining highly qualified technical and other key personnel who are in demand in the industry. The Board believes that the ability to grant options and restricted stock will be important to our future success by allowing us to remain competitive in attracting and retaining key personnel.

ADMINISTRATION. The 2000 Stock Option Plan is administered by a committee of the Board of Directors (the "Committee"). Pursuant to the terms of the 2000 Stock Option Plan, the Committee may consist of the full Board of Directors or may consist of at least two non-employee directors. Accordingly, until such time as non-employee directors are appointed to the Board of Directors, the Board of Directors shall act as the Committee. All questions of interpretation of the 2000 Stock Option Plan are determined by the Committee, and its determinations are final and binding upon all participants. Generally, the Committee (1) approves those persons to whom options and other awards will be granted, and (2) determines the terms and conditions of options and other awards, including the purchase price per share of options and the vesting provisions of all awards. Each of the Committee and the entire Board has the authority to make amendments or modifications to outstanding options and other awards consistent with the 2000 Stock Option Plan's terms.

ELIGIBILITY. Any of our employees, officers, consultants, advisors or directors are eligible to participate in the 2000 Stock Option Plan. Incentive stock options, qualified under Section 422 of the Code, may be granted only to employees, including officers of theglobe. Nonqualified stock options and shares of restricted stock may be granted to our employees, directors, consultants or other independent advisors.

OPTIONS.


      Employee Options. The Committee may grant both incentive stock options and nonqualified stock options to eligible individuals. Each stock option is evidenced by a stock option agreement between theglobe and the person to whom such option is granted. The exercise price of stock options under the 2000 Stock Option Plan are determined by the Committee. In the case of an incentive stock option, the exercise price must not be less than 100% of the fair market value of the common stock on the date the option is granted (except that in the case of an option granted to a stockholder who, immediately prior to such grant, owns stock representing more than 10% of the voting power or value of all classes of stock of theglobe, the exercise price must not be less than 110% of such fair market value). Stock options vest and become exercisable as determined by the Committee at grant, Special rules may apply in the case of an optionee's death or disability.

      Formula Options. Each director who becomes an eligible non-employee director for the first time receives an initial grant of options to acquire 25,000 shares of our common stock. In addition, each eligible non-employee director will receive an annual grant of options to acquire 7,500 shares of our common stock ("Formula Options") on the first business day following each annual meeting of stockholders that occurs while the 1998 Stock Option Plan or 2000 Stock Option Plan is in effect. At the time when no further shares are available for future grant under the 1998 Stock Option Plan, the Formula Options will continue to be granted under the 2000 Stock Option Plan. The purchase price per share for shares under each Formula Option will be equal to 100% of the fair market value of a share on the date of grant. If an optionee's service as a director terminates for any reason other than "cause" (as defined under the 2000 Stock Option Plan), the Formula Options become fully vested and may be exercised at any time within two years of termination. If a director's service terminates for cause, the Formula Options immediately terminate.

      Term. Each stock option terminates on the tenth anniversary of grant unless terminated earlier, or if later, the first anniversary of the date of the optionee's death, if such death occurs prior to the tenth anniversary.

      Nontransferability of Options. An option may not be transferred other than by will or the laws of descent and distribution or, in the case of an option other than an incentive stock option, pursuant to a domestic relations order. An option shall be exercisable during the lifetime of such optionee only by the optionee or his or her guardian or legal representative. The Committee may, however, set forth in an option agreement (other than for an incentive stock option) that the option may be transferred to an immediate family member, trusts solely for the benefit of such immediate family members, and partnerships in which such family members and trusts are the only partners. Such permitted transferee shall be deemed to be the optionee.

RESTRICTED STOCK. The Committee will determine the terms of each restricted stock award at the time of grant, including the price, if any, to be paid by the grantee for the restricted stock and the restrictions placed on the shares, if any. In addition, at the time of grant, the Committee, in its discretion, may decide:

      o whether any deferred dividends will be held for the grantee or deferred until the restriction lapses;

      o whether any deferred dividends will be reinvested in additional shares of common stock or held in cash;

      o     whether   interest  will  accrue  on  any  dividends  that  are  not reinvested in additional shares of restricted stock; and

      o whether any stock dividends paid will be subject to the restrictions applicable to the restricted stock award.


Shares of restricted stock are non-transferable until all restrictions upon such shares lapse.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of certain changes in capitalization of theglobe, the Committee will adjust the maximum number and class of shares or other stock or securities with respect to which options and restricted stock awards may be granted under the 2000 Stock Option Plan or to any eligible individual in any three consecutive calendar year period, the number and class of shares or other stock or securities which are subject to outstanding options and restricted stock awards and the purchase price therefore, if applicable.

CHANGE IN CONTROL. In the event of a merger or consolidation of theglobe with or into another corporation, or a sale of substantially all of theglobe's assets, each outstanding option and award of restricted stock shall be assumed, or an equivalent option or award of restricted stock will be substituted, by the successor company. The options and awards will remain subject to all conditions and restrictions applicable prior to the assumption or substitution. In the event that the successor company refuses to or does not assume the outstanding options and awards, or in the event that the Committee accelerates the exercisability of the options and/or vesting of restricted stock, the Committee may authorize the redemption of the shares and/or the unexercised portion of the options outstanding for an amount equal to the consideration payable per share of Common Stock in connection with any transaction described above less, in the case of options, the purchase price per share subject to the option.

AMENDMENT AND TERMINATION. The Board of Directors may at any time or from time to time amend, modify, suspend or terminate the 2000 Stock Option Plan. However, no amendment, modification, suspension or termination may adversely effect any outstanding options or awards of restricted stock without the optionee's consent. The 2000 Stock Option Plan will terminate by its terms no later than April 28, 2010.

AWARDS UNDER THE 2000 STOCK OPTION PLAN

Grants under the 2000 Stock Option Plan are made at the discretion of the Committee. Consequently, theglobe cannot currently determine the number of additional shares of common stock that may be subject to options granted in the future under the 2000 Stock Option Plan.

Approximately  125  individuals  are eligible to  participate  in the 2000 Stock
Option Plan. As of the Record Date the market price of a share of our common stock was $0.47. There were approximately 444,000 options and no restricted stock granted to employees under the 2000 Stock Option Plan as of the Record Date.

CERTAIN TAX INFORMATION

Options granted under the 2000 Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or "nonqualified stock options."

INCENTIVE STOCK OPTION. An incentive stock option results in no taxable income to the optionee or a deduction to us at the time it is granted or exercised. However, upon the exercise of an incentive stock option, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the option will be an item of tax preference and may result in an alternative minimum tax liability for the grantee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for more than two years from the date of the grant and one year from the date of exercise, then the gain from the sale of the stock is treated as long-term capital gain. If the shares are disposed of during this period, the option will be treated as a non-qualified stock option. We receive a tax deduction only if the shares are disposed of during such period. Subject to satisfying applicable reporting requirements and Section 162(m) of the Code, the amount of the deduction is equal to the amount of taxable income to the optionee.

NONQUALIFIED STOCK OPTION. A non-qualified stock option results in no taxable income to the optionee or deduction to us at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then fair market value of the shares. Subject to satisfying applicable reporting requirements and
Section 162(m) of the Code, theglobe will be entitled to a deduction in the same amount.

The discussion above assumes that at the time of exercise, the sale of the shares at a profit would not subject an optionee to liability under Section 16(b) of the Exchange Act. Special rules may apply with respect to persons who may be subject to Section 16(b) of the Exchange Act. Participants who are or may become subject to Section 16 of the Exchange Act should consult with their own tax advisors in this regard.

EXCISE TAXES. Under certain circumstances, the accelerated vesting or exercise of options in connection with a change in control involving us might be considered an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent those provisions apply, an optionee may be subject to a 20% excise tax and we or our subsidiaries or affiliates may be denied a tax deduction.

SECTION 162(M). Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid to certain "covered employees" in excess of $1 million in any taxable year. "Covered employees" are a company's chief executive officer on the last day of the taxable year and any other individual whose compensation is required to be reported to stockholders in its proxy statement under the Exchange Act. There are certain exceptions from this deduction limitation, however, awards under the 2000 Stock Option Plan will not satisfy any of these exceptions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THEGLOBE'S 2000
                  STOCK OPTION PLAN, AS AMENDED AND RESTATED.

We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR approval of the 2000 Stock Option Plan, as amended and restated.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date of October 6, 2004 by (i) each person who owns beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each of the officers named in the table under the heading "Executive Compensation-Summary Compensation Table," for 2003 (our "Named Executive Officers"), and (iv) all directors and executive officers as a group. A total of 155,777,941 shares of theglobe.com's common stock were issued and outstanding on October 6, 2004 and 175,000 shares of Series H Preferred Stock (convertible under certain circumstances into 17,500,000 shares of common stock as of the record date) were issued and outstanding as of such date.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated below, the address of each person named in the table below is in care of theglobe.com, inc., P.O. Box 029006, Fort Lauderdale, Florida 33302.

                                                SHARES BENEFICIALLY OWNED
                                        -----------------------------------------
DIRECTORS, NAMED EXECUTIVE OFFICERS      NUMBER    PERCENT          TITLE OF
            AND 5% STOCKHOLDERS                                      CLASS
-------------------------------------  ----------  --------    -------------------
Dancing Bear Investments, Inc. (1) . .  8,303,148     5.3%      Common

Michael S. Egan (2)(9) . . . . . . . . 87,644,500    50.3%      Common
               (10). . . . . . . . . .    143,499    82.0%      Series H Preferred

Edward A. Cespedes (3) . . . . . . . .  2,460,211     1.6%      Common

Robin S. Lebowitz (4)  . . . . . . . .    622,993        *      Common

Albert J. Detz (5) . . . . . . . . . .     83,334        *      Common

E&C Capital Partners LLLP(6) . . . . . 61,168,765    36.0%      Common
                        (10) . . . . .    143,499    82.0%      Series H Preferred

Wellington Management Company, LLP(7). 27,131,250    16.5%      Common

Paul Soltoff (8) . . . . . . . . . . . 10,435,958     6.5%      Common
            (10) . . . . . . . . . . .     50,916    29.1%      Series H Preferred

Stockholder Agreement Group (9). . . . 87,644,500    50.3%      Common
                           (10). . . .    143,499    82.0%      Series H Preferred

All directors and executive officers
  as a group (5 persons). . . . .  . . 91,063,807    51.3%      Common
                    (10). . . . .  . .    143,499    82.0%      Series H Preferred

---------------------------

* less than 1%

(1) Dancing Bear Investments Inc.'s mailing address is P.O. Box 029006, Ft. Lauderdale, FL 33302. Mr. Egan owns Dancing Bear Investments, Inc.

(2) Includes the shares that Mr. Egan is deemed to beneficially own as the controlling investor of Dancing Bear Investments, Inc. and E&C Capital Partners, LLLP and as the Trustee of the Michael S. Egan Grantor Retained Annuity Trusts for the benefit of his children. Also includes (i) 3,840,211 shares of our common stock issueable upon exercise of options that are currently exercisable and 502 shares of our common stock issueable upon exercise of options that are exercisable within 60 days of October 6, 2004; (ii) 3,541,337 shares of our common stock held by Mr. Egan's wife, as to which he disclaims beneficial ownership; and (iii) 204,082 shares of our common stock issueable upon exercise of warrants at $1.22 per share owned by Mr. Egan and his wife.

(3) Includes 2,460,211 shares of our common stock issueable upon exercise of options that are currently exercisable.

(4) Includes 622,993 shares of our common stock issueable upon exercise of options that are currently exercisable.

(5) Includes 71,667 shares of our common stock issueable upon exercise of options that are currently exercisable, and 11,667 shares of our common stock issueable upon exercise of options that are exercisable within 60 days of October 6, 2004.

(6) E&C Capital Partners, LLLP is a privately held investment vehicle controlled by our Chairman, Michael S. Egan. Our President, Edward A. Cespedes, has a minority, non-controlling interest in E&C Capital Partners, LLLP. E&C Capital Partners, LLLP's mailing address is P.O. Box 029006, Ft. Lauderdale, FL 33302. Includes 14,349,869 shares of common stock and 143,499 shares of Series H Preferred Stock (convertible upon the occurrence of the Certificate of Amendment into an aggregate of approximately 14,349,900 shares of common stock) over which E&C holds an irrevocable proxy pursuant to the Stockholders' Agreement.

(7) Includes 9,043,750 shares of our common stock issuable upon exercise of warrants at $0.001 per share. All of such shares and warrants are owned of record by client accounts and funds for which Wellington Management Company, LLP acts as manager or advisor. Wellington's mailing address is 75 State Street, Boston, MA 02109.

(8) Includes 5,091,600 shares of Common Stock issuable upon the conversion of the Series H Preferred Stock and 238,669 shares of Common Stock issueable upon exercise of options that are currently exercisable (there are no shares of our common stock issueable upon exercise of options that are exercisable within 60 days of October 6, 2004).

(9) In connection with the SendTec Acquisition, the Company and certain former executives of SendTec (consisting of Paul Soltoff, Eric Obeck, Donald Gould, Harry Greene and Irv and Nadine Brechner) entered into a Stockholders' Agreement dated September 1, 2004 with Dancing Bear Investments, Inc. , E&C Capital Partners, LLLP ("E&C"), Michael S. Egan and Edward Cespedes (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement the SendTec executives granted an irrevocable proxy to vote their shares to E&C on all matters
(including the election of directors) other than with respect to certain potential affiliated transactions involving Messr. Egan or Cespedes. The amount set forth in the table includes 14,349,869 shares of common stock and 143,499 shares of Series H Preferred Stock (convertible upon occurrence of the Certificate of Amendment into an aggregate of approximately 14,349,900 shares of common stock) over which E&C holds such irrevocable proxy. The amount set forth in the table also includes 3,840,211 shares of our common stock issueable upon exercise of options that are currently exercisable and 502 shares of our common stock issueable upon exercise of options that are exercisable within 60 days of October 6, 2004 for Michael S. Egan, but does not include options of an aggregate of 3,152,048 held by the other members of the Stockholder Agreement Group. Please also refer to the appropriate footnotes relating to each individual member of the Stockholder Agreement Group.

(10) The shares of Series H Preferred Stock are convertible upon the approval and filing of the Certificate of Amendment (Proposal No. 2 in this proxy statement) on a 100 shares of common stock for each share of Series H Preferred Stock basis. E&C holds an irrevocable proxy to vote these shares pursuant to the Stockholders' Agreement described in Note (9) above.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid by us to our those persons serving as the chief executive officer at any time during the last year and our two other most highly compensated executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION (1)
                                                                        ----------------
                                                 ANNUAL COMPENSATION       NUMBER OF
                                           -----------------------------  SECURITIES
NAME AND                                                                  UNDERLYING       ALL OTHER
PRINCIPAL POSITION                         YEAR  SALARY ($)   BONUS ($)   OPTIONS (#)  COMPENSATION ($)
-----------------------------------------  ----  -----------  ----------  -----------  ----------------
Michael S. Egan,                           2003      125,000     50,000     1,000,000                -
Chairman, Chief Executive Officer (2)      2002            -           -    2,507,500                -
                                           2001            -           -        7,500                -

Edward A. Cespedes,                        2003  $   225,000  $   50,000      550,000       $        -
President (3)                              2002  $   100,000  $   25,000    1,757,500       $   41,668

Robin S. Lebowitz,                         2003  $   137,500  $        -      100,100                -
Chief Financial Officer(4)                 2002  $    58,350  $   10,000      507,500                -

-------------------

(1) Included in long-term compensation for 2003 are 1,650,000 options granted during the year at $0.56 per share to the Named Executive Officers. Details of these grants may be found in the table of Options Grants in 2003 on page 18. Included in long-term compensation for 2002 are 7,500 options granted to each of Messrs. Egan and Cespedes and Ms. Lebowitz in June 2002 at an exercise price of $0.04 per share in accordance with the Company's Director Compensation Plan; 2,500,000, 1,750,000, and 500,000 options granted in June 2002 at an exercise price of $0.02 per share related to bonuses earned in 2002 for Messrs. Egan and Cespedes and Ms. Lebowitz, respectively. Included in long-term compensation for 2001 are 7,500 options granted to Mr. Egan in June 2001 at an exercise price of $0.23 in accordance with the Company's Director Compensation Plan.

(2) Mr. Egan became an executive officer in July 1998. We began paying Mr. Egan a base salary in July of 2003. We did not pay Mr. Egan a base salary in 2002 or 2001. Mr. Egan's 2003 bonus was accrued but not paid in 2003 as he chose to defer his 2003 bonus.

(3) Mr. Cespedes became President in June 2002. Prior to this, Mr. Cespedes served as a consultant to the Company and was paid $41,668 for these services. Mr. Cespedes' 2003 bonus was accrued but not paid in 2003 as he chose to defer his 2003 bonus.

(4) Ms. Lebowitz became an officer of the Company in June of 2002 and Chief Financial Officer in July of 2002. In February of 2004, Ms. Lebowitz became Vice President of Finance.

Albert J. Detz. Albert Detz was appointed Chief Financial Officer of theglobe.com on June 3, 2004. His current base salary is $175,000 per year. He also received options to acquire 200,000 shares at an exercise price of $0.38 per share. 60,000 of these options vested immediately and the balance vest ratably on a quarterly basis over 3 years. From October 2002 to June 2004 Mr. Detz was retired. From January 2001 to September 2002, Mr. Detz served as Vice President, Finance for NationsRent, Inc. From July 1998 to August 2000, Mr. Detz served as Senior Vice President and Chief Financial Officer of Gerald Stevens, Inc. During 1998 and 1999, Mr. Detz additionally served as Vice President, Chief Financial Officer of Data Core Software Corporation during their development stage period. Mr. Detz worked at Blockbuster Entertainment Group, a division of Viacom Inc. from 1991 to 1997, having most recently served as Senior Vice President and Chief Financial Officer from October 1994 to June 1997. Prior to Blockbuster, Mr. Detz served in various finance related positions including Vice President, Corporate Controller, for 11 years within the Computer Systems Division of Gould Electronics, Inc., and at Encore Computer Corporation. Prior to these experiences, Mr. Detz worked in the audit department of Coopers & Lybrand. Mr. Detz is a graduate of the Pennsylvania State University where he received his Bachelors degree in Business Administration.

Paul Soltoff. Paul Soltoff has served as Chairman of the Board and Chief Executive Officer of SendTec since its inception in February 2000. Commensurate with the SendTec merger on September 1, 2004, Mr. Soltoff continued in the position of Chief Executive Officer of SendTec, now theglobe.com's wholly owned subsidiary, and was elected to theglobe.com's Board of Directors. His current base salary is $300,000 per year. He also received options to acquire 447,337 shares at an exercise price of $0.06 that were granted pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of August 31, 2004 among the issuer, a subsidiary of the issuer, and SendTec, Inc., one-half of which vested on September 30, 2004 and the remaining one-half vests on September 30, 2005.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND 2002 YEAR-END OPTION VALUES

The following tables set forth for each of the Named Executive Officers (a) the number of options exercised during 2003, (b) the total number of unexercised options for common stock (exercisable and unexercisable) held at December 31, 2003, (c) the value of those options that were in-the-money on December 31, 2003 based on the difference between the closing price of our common stock on December 31, 2003 and the exercise price of the options on that date, and (d) the total number of option grants to such persons in the last fiscal year.

                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                           UNDERLYING UNEXERCISED STOCK   MONEY STOCK OPTIONS AT FISCAL
                                          OPTIONS AT FISCAL YEAR-END (#)          YEAR-END (1)
                                          ------------------------------   ---------------------------

                        SHARES
                     ACQUIRED ON    VALUE
NAME                 EXERCISE(#)   REALIZED  EXERCISABLE  UN-EXERCISABLE  EXERCISABLE  UN-EXERCISABLE
-------------------  ------------  --------  -----------  --------------  -----------  --------------
Michael S. Egan                 -         -    3,837,298           7,702    4,053,562           9,363

Edward A. Cespedes              -         -    2,456,362           8,638    2,724,562           9,363

Robin S. Lebowitz               -         -      616,897          17,183      751,634          22,041

--------------

(1) Value represents closing price of our common stock on December 31, 2003 less the exercise price of the stock option, multiplied by the number of shares exercisable or unexercisable, as applicable.


                              OPTION GRANTS IN 2003

                                            PERCENT OF
                                              TOTAL
                                              OPTIONS     EXERCISE
                     NUMBER OF SECURITIES   GRANTED TO    OR BASE
UNDERLYING           EMPLOYEES  PRICE
NAME                  OPTIONS  GRANTED        IN 2003    ($/SHARE)   EXPIRATION DATE
-------------------  ---------------------  -----------  ----------  ---------------
Michael S. Egan       1,000,000  (1)          25.86%       $0.56        5/22/2013

Edward A. Cespedes      550,000  (1)          14.22%       $0.56        5/22/2013

Robin S. Lebowitz       100,000  (1)           2.59%       $0.56        5/22/2013

---------------------

1. These options were granted on May 21, 2003. These stock options vested immediately and have a life of ten years from date of grant.

      EMPLOYMENT AGREEMENTS

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT AND PRESIDENT EMPLOYMENT AGREEMENT. On August 1, 2003, we entered into separate employment agreements with our Chief Executive Officer ("CEO"), Michael S. Egan, and our President, Edward A.
Cespedes. The two employment agreements are substantially similar and each provides for the following:

      o     employment as one of our executives;

      o an annual base salary of $250,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

      o an annual cash bonus, which will be awarded upon the achievement of specified pre-tax operating income (not be less than $50,000 per year);

      o participation in all welfare, benefit and incentive plans (including equity based compensation plans) offered to senior management;

      o a term of employment which commenced on August 1, 2003 and continues through the first anniversary thereof. The term automatically extends for one day each day unless either the Company or executive provides written notice to the other not to further extend. The agreement provides that, in the event of termination by us without "cause" or by the executive for "good reason" (which includes a "Change of Control"), the executive will be entitled to receive from us:

            o his base salary through the date of termination and an amount equal to the product of (x) the higher of (i) the executive's average annual incentive paid or payable under the Company's annual incentive plan for the last three full fiscal years, including any portion which has been earned but deferred and
                  (ii) the annual incentive paid or payable under the Company's annual incentive plan for the most recently completed fiscal year, including any portion thereof which has been earned but deferred (and annualized if the fiscal year consists of less than twelve full months or, if during which, the executive was employed for less than twelve full months) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365;

            o     any accrued vacation pay;

            o a lump-sum cash payment equal to ten (10) times the sum of executive's base salary and highest annual incentive;

            o for the continued benefit of executive, his spouse and his dependents for a period of ten (10) years following the date of termination, the medical, hospitalization, dental, and life insurance programs in which executive, his spouse and his dependents were participating immediately prior to the date of termination at the level in effect and upon substantially the same terms and conditions as existed immediately prior to the date of termination;

            o reimbursement for any reasonable and necessary monies advanced or expenses incurred in connection with the executive's employment; and

            o executive will be vested, as of the date of termination, in all rights under any equity award agreements (e.g., stock options that would otherwise vest after the date of termination) and in the case of stock options, stock appreciation rights or similar awards, thereafter shall be permitted to exercise any and all such rights until the earlier of (i) the third anniversary of the date of termination  and  (ii)  the end of the  term  of  such  awards
                  (regardless of any termination of employment restrictions therein contained) and any restricted stock held by executive will become immediately vested as of the date of termination.

CHIEF FINANCIAL OFFICER EMPLOYMENT AGREEMENT. We also entered into an employment agreement with our then Chief Financial Officer ("CFO"), Robin Segaul Lebowitz, on August 1, 2003. Her employment agreement provides for the following:

      o     employment as one of our executives;

      o an annual base salary of $150,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

      o a discretionary annual cash bonus, which will be awarded at our Board's discretion;

      o participation in all welfare, benefit and incentive plans (including equity based compensation plans) offered to senior management;

      o term of employment which commenced on August 1, 2003 and continues through the first anniversary thereof. The term automatically extends for one day each day unless either the Company or executive provides written notice to the other not to further extend. The agreement provides that, in the event of termination by us without "cause" or by the executive for "good reason" (which includes a "Change of Control"), the executive will be entitled to receive from us:

            o her base salary through the date of termination and an amount equal to the product of (x) the higher of (i) the executive's average annual incentive paid or payable under the Company's annual incentive plan for the last three full fiscal years, including any portion which has been earned but deferred and
                  (ii) the annual incentive paid or payable under the Company's annual incentive plan for the most recently completed fiscal year, including any portion thereof which has been earned but deferred (and annualized if the fiscal year consists of less than twelve full months or, if during which, the executive was employed for less than twelve full months) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365;

            o     any accrued vacation pay;

            o a lump-sum cash payment equal to two (2) times the sum of executive's base salary and highest annual incentive;

            o for the continued benefit of executive, her spouse and her dependents for a period of two (2) years following the date of termination, the medical, hospitalization, dental, and life insurance programs in which executive, her spouse and her dependents were participating immediately prior to the date of termination at the level in effect and upon substantially the same terms and conditions as existed immediately prior to the date of termination;

            o reimbursement for any reasonable and necessary monies advanced or expenses incurred in connection with the executive's employment; and

            o executive will be vested, as of the date of termination, in all rights under any equity award agreements (e.g., stock options that would otherwise vest after the date of termination) and in the case of stock options, stock appreciation rights or similar awards, thereafter shall be permitted to exercise any and all such rights until the earlier of (i) the third anniversary of the date of termination  and  (ii)  the end of the  term  of  such  awards
                  (regardless of any termination of employment restrictions therein contained) and any restricted stock held by executive will become immediately vested as of the date of termination.

Effective February 23, 2004, Ms. Lebowitz's employment agreement was amended. Ms. Lebowitz's new title is Vice President, Finance and effective June 1, 2004 her annual base salary is $140,000.

CHIEF FINANCIAL OFFICER AND TREASURER AGREEMENT. We also entered into an agreement with our Chief Financial Officer ("CFO") and Treasurer, Albert J. Detz, on June 3, 2004. The agreement provides for the following:

      o an annual base salary of $175,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

      o a grant of 200,000 options to acquire theglobe.com Common Stock at an exercise price of $0.38 per share. 60,000 of these options vested immediately and the balance vest ratably on a quarterly basis over 3 years;

      o a discretionary annual cash bonus, which will be awarded at our Board's discretion;

      o participation in all welfare, benefit and incentive plans offered to senior management of the Company; and

      o although there is no stated term of employment, in the event of termination by us after six months of employment but less than one year, the executive will be entitled to receive from us his base salary for a period of three months from the date of such termination. In the event of termination by us after one year of employment, the executive will be entitled to receive from us his base salary for a period of six months from the date of such termination.

SENDTEC CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT. As part of the SendTec Acquisition, on September 1, 2004, we entered into an employment agreement with Paul Soltoff to continue as Chief Executive Officer ("CEO") of SendTec, Inc., now a wholly-owned subsidiary of the Company. His employment agreement provides for the following:

      o an annual base salary of $300,000 with eligibility to receive annual increases as determined in the sole discretion of the Board of Directors;

      o a discretionary annual cash bonus, which will be awarded at our Board's discretion;

      o participation in all welfare, benefit and incentive plans offered to senior management of the Company;

      o a 5 year term of employment which commenced on September 1, 2004. The agreement provides that, in the event of termination by us without "cause" or by the executive for "good reason", the executive will be entitled to receive from us: his base salary for a period of 2 years from the date of such termination; any accrued vacation pay or sick pay; and for the continued benefit of executive, his spouse and his dependents for a period of one (1) year following the date of termination, the medical, hospitalization, dental, and life insurance programs in which executive, his spouse and his dependents were participating immediately prior to the date of termination at the level in effect and upon substantially the same terms and conditions as existed immediately prior to the date of termination; and

      o customary provisions relating to confidentiality, work-product and covenants not to compete.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ARRANGEMENTS WITH ENTITIES CONTROLLED BY VARIOUS DIRECTORS AND OFFICERS. On November 14, 2002, E & C Capital Partners, LLLP ("E&C Partners"), a privately held investment holding company owned by Michael S. Egan, our Chairman and CEO and a major stockholder, and Edward A. Cespedes, our President and a Director, entered into a non-binding letter of intent with theglobe.com to provide $500,000 of new financing via the purchase of shares of a new Series F Preferred Stock of theglobe.com. On March 28, 2003, the parties signed a Preferred Stock Purchase Agreement and other related documentation pertaining to the investment and closed on the investment. Pursuant to the Preferred Stock Purchase Agreement, E & C Capital Partners received 333,333 shares of Series F Preferred Stock convertible into shares of the Company's Common Stock at a price of $0.03 per share. The conversion price was subject to adjustment upon the occurrence of certain events, including downward adjustment on a weighted-average basis in the event the Company issued securities at a purchase price below $0.03 per share. If fully converted, and without regard to the anti-dilutive adjustment mechanisms applicable to the Series F Preferred Stock, an aggregate of approximately 16,666,650 million shares of Common Stock would be issuable. The Series F Preferred Stock had a liquidation preference of $1.50 per share (and was thereafter entitled to participate with the Common Stock on an "as converted" basis), and was entitled to a dividend at the rate of 8% per annum if and to the extent declared by the board and was also entitled to participate in any dividend declared on the Company's common stock. The Series F Preferred Stock also was entitled to vote on an "as converted" basis with the holders of Common Stock. In addition, as part of the $500,000 investment, E & C Partners received warrants to purchase approximately 3.3 million shares of theglobe.com Common Stock at an exercise price of $0.125 per share. The warrant was exercisable at any time on or before March 28, 2013. E & C Partners also received certain demand registration rights in connection with its investment.

On May 22, 2003, E&C Partners and certain trusts, of which Mr. Egan is the trustee, entered into a Note Purchase Agreement with the Company pursuant to which they acquired convertible promissory notes (the "Convertible Notes") in the aggregate principal amount of $1,750,000. The Convertible Notes were convertible at anytime into shares of the Company's common stock at a blended rate of $.09 per share (the Convertible Note held by E&C were convertible at approximately $.079 per share and the Convertible Notes held by the Trusts were convertible at $.10 per share), which if fully converted, would result in the issuance of approximately 19,445,000 shares. The Convertible Notes had a one year maturity date, which could be extended at the option of the holder of the Note for periods aggregating two years, and was secured by a pledge of substantially all of the assets of the Company. In addition, E&C Partners was issued a warrant to acquire 3,888,889 shares of theglobe.com common stock at an exercise price of $.15 per share. The warrant was exercisable at any time on or before May 22, 2013. E&C Partners and the trusts are entitled to certain demand and piggy-back registration rights in connection with their investment.

On February 2, 2004, Michael S. Egan (our Chairman and Chief Executive Officer) and his wife, S. Jacqueline Egan, entered into a Note Purchase Agreement with the Company pursuant to which they acquired convertible promissory notes (the "Bridge Notes") in the aggregate principal amount of $2,000,000. The Bridge Notes were convertible at anytime into shares of the Company's common stock at an initial rate of $.98 per share. The conversion rate was initially adjustable based on an amount equal to the rate at which the Company sold its common stock in any subsequent qualified private offering (defined as an offering which raises a minimum of $7.5 million) (or at a 20% discount to such amount, depending upon the timing of completion, and amount of, such private offering). This conversion was subsequently adjusted to $.57 per share, which was the effective per share rate of the subsequent qualified private offering (and which is referenced elsewhere in this prospectus as the "PIPE Offering"). The Bridge Notes were due on demand from the holder, and were secured by a pledge of substantially all of the assets of the Company. The security interest was shared with the holders of the Company's Secured Convertible Notes in the principal amount of $1,750,000. The Bridge Notes paid interest at the rate of ten (10) percent per annum. In addition, the Egans were issued a warrant to acquire 204,082 shares of theglobe.com common stock at an initial exercise price of $1.22 per share. This warrant is exercisable at any time on or before February 2, 2009. The Egans are entitled to certain demand and piggy-back registration rights in connection with this investment.

On March 11, 2004, theglobe.com, inc. completed the PIPE Offering. In connection with the PIPE Offering, Mr. Egan, our Chairman, Chief Executive Officer and principal stockholder, together with certain of his affiliates and other parties, converted the $2,000,000 Bridge Note, the $1,750,000 of Secured Convertible Notes and all of the Company's outstanding shares of Series F Preferred Stock, and exercised (on a cashless exercise basis) all of the warrants issued in connection with the foregoing Secured Convertible Notes and Series F Preferred Stock, together with certain warrants issued to Dancing Bear Investments (an affiliate of Mr. Egan). As a result of such conversions and exercises, the Company issued an aggregate of approximately 48.75 million shares of Common Stock to such parties.

Interest expense on the $1,750,000 Convertible Notes totaled approximately $108,200, excluding the amortization of the discount on the Notes, during the year ended December 31, 2003. The interest remained unpaid at December 31, 2003, and was included in accrued expenses in our consolidated balance sheet. As a result of the conversion of the $1,750,000 Convertible Notes into the Company's Common Stock in March 2004, all accrued interest, including approximately $32,000 relating to the first quarter of 2004, was paid by June 30, 2004. As a result of the conversion of the $2,000,000 Bridge Note into the Company's Common Stock in March 2004, accrued interest of approximately $17,500 relating to the first quarter of 2004 was paid by June 30, 2004

Two of our directors, Mr. Egan and Ms. Lebowitz, also serve as officers and directors of Dancing Bear Investments, Inc. ("Dancing Bear"). Dancing Bear is a stockholder of the Company and an entity controlled by Mr. Egan, our Chairman.

Several entities controlled by our Chairman have provided services to the Company and two of its subsidiaries, including: the lease of office and warehouse space; and the outsourcing of customer service and warehouse functions for the Company's VoIP operations.

We sublease approximately 15,000 square feet of office space for our executive offices from Certified Vacations, a company which is controlled by our Chairman and CEO Michael Egan. The sublease commenced on September 1, 2003 and expires on July 31, 2007. The initial base rent is $18.91 per square foot on an annual basis ($283,650 annually in the aggregate) and will increase on each anniversary of the sublease by $1.50 per square foot. During 2003, approximately $148,000 of expense was recorded related to the lease of the office space. During the six months ended June 30, 2004, approximately $118,000 of expense was recorded related to the lease of the office space. In addition, from August 2003 through August 2004 we have outsourced our Customer Service function from Certified Vacations under renewable short term agreements at incremental cost, for which we paid an aggregate of $109,000 during the year ended December 31, 2003 and $111,000 during the six months ended June 30, 2004.

Beginning in August, 2003, our subsidiary, Voiceglo Holdings, Inc. ("voiceglo"), began outsourcing warehouse space and related services from Thomas Street Logistics LLC, which is controlled by our Chairman and CEO, Michael Egan, and our President, Edward Cespedes. Our agreement with Thomas Street Logistics includes secure warehouse space, equipment rental, insurance, utilities, office space, inventory management, shipping services, personnel and provisioning of our equipment for $25,000 per month and a nominal shipping and handling fee per item shipped. Effective, April 15, 2004, voiceglo terminated its arrangement with Thomas Street Logistics and has transitioned these functions to voiceglo personnel and warehouse space. During 2003, approximately $126,000 of expense was recorded for warehouse space and related out-sourcing functions. During the six months ended June 30, 2004, approximately $110,000 of expense was recorded for warehouse space and related out-sourcing functions.

In addition, as of August 31, 2004, the Company had advanced approximately $46,000 to a newly formed entity controlled by our Chairman, Global Voice Network LLC. The Company is currently negotiating an agreement with Global Voice Network to provide marketing services to voiceglo for which it will be paid a commission on new business. We are also leasing certain of our employees and facilities to Global Voice Network LLC.

ARRANGEMENTS WITH RELATIVES. In March 2004, the Company engaged the services of Pay the Rent, a company controlled by the son-in-law of our Chairman and CEO, Michael Egan. Pay the Rent was contracted for the production+, audio and video post-production, voice-over, and scoring of a television commercial featuring voiceglo. Payment in full in the amount of $151,200 was remitted during the six months ended June 30, 2004. In 2003, we reimbursed Pay the Rent $18,013 for marketing and promotion expenses (at cost) for a separate marketing promotion.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file certain reports regarding ownership of, and transactions in, our securities with the SEC and with The NASDAQ Stock Market, Inc. Such officers, directors, and 10% stockholders are also required to furnish theglobe with copies of all Section 16(a) forms that they file.

Based solely on our review of copies of Forms 3 and 4 and any amendments furnished to us pursuant to Rule 16a-3(e) and Forms 5 and any amendments furnished to us with respect to the 2003 fiscal year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, we believe that, during the 2003 fiscal year, our officers and directors have complied with all Section 16(a) applicable filing requirements.


                             THE SENDTEC ACQUISITION

We are providing the following information regarding our acquisition of SendTec, including the description of SendTec's business, certain risk factors relating to the acquisition and SendTec's business, and financial information relative to SendTec (both independently and on a pro forma basis with theglobe), due to the inter-relationship of Proposal No. 2 (relating to a proposed Certificate of Amendment) to implementing the terms of the acquisition. As more fully set forth below, the terms of the acquisition of SendTec included the issuance of a new series of our preferred stock, known as the Series H Preferred Stock. The Series H Preferred Stock will be automatically converted into shares of our Common Stock upon the filing of the Certificate of Amendment with the Delaware Secretary of State, but only if the Certificate of Amendment is approved by our stockholders. See "Proposal No. 2."

TERMS OF THE ACQUISITION


On September 1, 2004, we closed upon an agreement and plan of merger dated August 31, 2004 (the "Merger Agreement") pursuant to which we acquired all of the issued and outstanding shares of capital stock of SendTec, Inc., a Florida corporation based in St. Petersburg, Florida ("SendTec") through a merger of SendTec with theglobe's wholly owned subsidiary, SendTec Acquisition Corp. (the "SendTec Acquisition" or the "Merger"). Pursuant to the terms of the merger, in consideration for the acquisition of SendTec, theglobe paid (or will pay) consideration consisting of: (i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of theglobe's common stock, (iii) the issuance of an aggregate of 175,000 shares of Series H Automatically Converting Preferred Stock (which as more fully described below, is convertible into 17,500,000 shares of theglobe's common stock) (the "Series H Preferred Stock"), and (iv) a subordinated promissory note in the amount of $1 million (the "Note") (collectively, the "Initial Merger Consideration"). In addition, warrants to acquire shares of common stock would be issued to SendTec shareholders when and if SendTec exceeds forecasted operating income, as defined, of $10.125 million (the "Income Target"), for the year ending December 31, 2005 (the "Earn-out Consideration" and collectively with the Initial Merger Consideration, the "Merger Consideration"). The number of earn-out warrants would range from an aggregate of 250,000 to 2,500,000 (if actual operating income exceeds the forecast by at least 10%). If and to the extent the warrants are earned, the exercise price of the performance warrants would be $0.27 per share and they will be exercisable for a period of 5 years. The Note bears interest at the rate of 4% per annum and matures in one lump sum of principal and interest on September 1, 2005. theglobe paid the cash portion of the consideration issued in the Merger from funds which it received from its private offering of approximately $28.6 million in March of 2004.


The Merger Consideration will be distributed pro rata to the shareholders of SendTec in accordance with their respective ownership interests.

As part of the Merger, 100,000 shares of Series H Preferred Stock (convertible into 10 million shares of common stock) (the "Escrow Shares") are being held in escrow for potential recovery by us in the event of a breach of the Merger Agreement by SendTec or its former shareholders. In general, the Escrow Shares, together with the sums due under the Note, are the sole source of recourse against the shareholders of SendTec in the event of breach of the Merger Agreement and theglobe would not have recourse against the cash portion or other shares of common stock or Series H Preferred Stock distributed to the SendTec shareholders as part of the Merger Consideration. Assuming no claims are then pending, the Escrow Shares will be distributed to SendTec shareholders after expiration of one year from the date of closing.

Except as provided by law, the Series H Preferred Stock will vote with the holders of common stock on all matters on an "as-converted" basis, other than the Certificate of Amendment described below as to which it will not vote. The Series H Preferred Stock will automatically convert into shares of theglobe's common stock on a 1 for 100 basis at such time as theglobe files an amendment to its certificate of incorporation with the Delaware Secretary of State's Office to increase its authorized shares of common stock from 200,000,000 to at least 300,000,000. Proposal No. 2 would accomplish such increase in the Company's common stock. Five of the former shareholders of SendTec (whom collectively received approximately 82% of the shares of common stock issued in the Merger, together with theglobe's Chairman, Michael Egan (together with certain affiliates which he controls), have agreed to vote (or have granted proxies to so vote) in favor of the Certificate of Amendment. After giving effect to the proxies from such former SendTec shareholders, Mr. Egan controls the vote over approximately 69.25 million of theglobe's 156 million issued and outstanding shares of common stock (after giving affect to the shares of common stock which may be issued in the Merger).


In the event that the Certificate of Amendment is not approved for any reason at the Annual Meeting then on the 10th day following the failure to approve the Certificate of Amendment, the remaining shares of Series H Preferred Stock will automatically convert into whatever number of shares of Common Stock which theglobe then has remaining available for issuance (after giving affect to approximately 33.7 million shares reserved for issuance under previously outstanding options and warrants), less up to 3 million additional shares as may be designated by theglobe. After giving effect to the reservation of shares underlying outstanding options and warrants to acquire shares of theglobe's common stock (including options issued in connection with the Merger) and the shares of common stock issued in the Merger, theglobe presently has issued and outstanding (or reserved for issuance) approximately 196 million shares of common stock, leaving a maximum of approximately 3 million shares (assuming no further shares of common stock are issued prior to such date) which could be further issued upon conversion of the Series H Preferred Stock absent the increase in common stock contemplated by the Certificate of Amendment or other arrangements satisfactory to the holders of any options or warrants to acquire shares. With regard to any shares of Series H Preferred Stock which theglobe does not automatically convert into shares of common stock, the holders of the Series H Preferred Stock may thereafter convert such remaining Series H Preferred Stock into a subordinated promissory note (a "Conversion Note") from theglobe. If issued, the Conversion Note will be due in one lump sum on the later of the first anniversary of its issuance or December 31, 2005 and will bear interest at the rate of 4% per annum. The principal amount of the Conversion Note would be equal to the product of:

      (A) the number of shares of theglobe's common stock that would have been issued upon conversion of the remaining shares of the Series H Preferred Stock if there were sufficient shares available for that purpose; and

      (B) the lesser of (i) the Fair Market Value, as defined, of theglobe's common stock in the 20 trading days immediately prior to the conversion date and (ii) $0.83.

If none of the remaining shares of Series H Preferred Stock were converted into common stock, the maximum principal amount of the Conversion Note (based upon the maximum conversion rate of $0.83 per share) would be approximately $14.5 million.


The Company agreed to file a registration statement relating to the resale of the shares of common stock issued in the Merger and the shares of common stock underlying the Series H Preferred Stock on or before January 29, 2005 and to cause the effectiveness of such registration on or before September 1, 2005. The Company also agreed to keep the registration statement effective until at least the third anniversary of the Closing. Pursuant to the terms of the Merger, in general, the common stock and Series H Preferred Stock (and the underlying shares of common stock) issued in the Merger may not be sold or otherwise transferred for a period of one (1) year without the prior written consent of the Company.

As part of the Merger, five top executives of SendTec entered into new employment agreements with SendTec. These employment agreements each have a term of 5 years and obligate SendTec to pay base salaries ranging from $300 thousand to $175 thousand, consistent with the executive's salaries immediately before the Merger, and provide for customary health insurance and other benefits commensurate with the benefits which theglobe makes generally available to its officers. As part of the Merger, the Company also increased the size of its Board of Directors from 3 to 4 directors and elected Paul Soltoff, who serves as Chief Executive Officer of SendTec, to the Board.

theglobe also issued an aggregate of approximately 4.0 million replacement options to acquire shares of theglobe's common stock for each of the issued and outstanding options to acquire shares of SendTec held by the former employees of SendTec. Of these replacement options, approximately 3.27 million have exercise prices of $0.06 per share and approximately 700 thousand have exercise prices of $0.27 per share. The terms of these replacement options were as negotiated between representatives of theglobe and the Stock Option Committee for SendTec 2000 Amended and Restated Stock Option Plan. theglobe also agreed to grant an aggregate of 250,000 options to other employees of SendTec at an exercise price of $0.34 per share. Twenty-five percent of these options vested immediately and the balance will vest in 3 equal annual installments assuming the continued employment of the option holders. In addition, theglobe also established a bonus option pool pursuant to which various employees of SendTec could earn options to acquire an aggregate of 1,000,000 shares of theglobe's Common Stock at an exercise price of $0.27 per share on terms substantially similar to the circumstances in which the Earn-out Consideration may be earned.

To accommodate the foregoing option grants the Board of Directors adopted a new benefit plan titled the 2004 Stock Incentive Plan (the "2004 Plan"). An aggregate of 7.5 million shares of theglobe's common stock may be issued pursuant to the 2004 Plan. The 2004 Stock Incentive Plan will be administered either by the Board of Directors or by a committee of the Board of Directors (the "Committee") in a manner similar to the administration of the 2000 Stock Option Plan. Employees, consultants, and prospective employees and consultants of theglobe and its affiliates and non-employee directors of theglobe are eligible to be granted non-qualified stock options, stock appreciation rights, restricted stock awards, performance awards and other stock-based awards under the 2004 Stock Incentive Plan. Eligibility for awards under the 2004 Plan is determined by the Committee in its sole discretion. The 2004 Stock Incentive Plan authorizes the Committee to grant non-qualified stock options to purchase shares of common stock. The Committee will determine the number of shares of common stock subject to each option, the term of each option, the exercise price, any vesting schedule (including performance criteria), and the other material terms of each option. Options will be exercisable at such times and subject to such terms as determined by the Committee at grant. The 2004 Stock Incentive Plan also authorizes the Committee to grant stock appreciation rights ("SARs") either in tandem with an option or independent of an option. An SAR is a right to receive a payment either in cash or common stock equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price per share of the SAR. The Committee will determine the terms and conditions of SARs at the time of grant, but generally SARs will be subject to the same terms and conditions as options. The Committee is also authorized to grant restricted stock awards under the 2004 Stock Incentive Plan. Recipients of restricted stock awards enter into an agreement with the Company subjecting the restricted stock awards to transfer and other restrictions and providing the criteria or dates on which such restrictions lapse. Restricted stock awards may vest over time, based on performance criteria or other factors, as determined by the Committee at grant. The 2004 Stock Incentive Plan also authorizes the Committee to grant performance awards entitling participants to receive a fixed number of shares of common stock or cash, as determined by the Committee, upon the attainment of performance goals with respect to a designated performance period. Finally, the 2004 Stock Incentive Plan authorizes the Committee to grant awards of common stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, common stock, including but not limited to shares of common stock awarded purely as a bonus and shares of common stock in payment of the amounts due under an incentive or performance plan.

In connection with the Merger, the SendTec executives (whom collectively received approximately 82% of the shares of common stock and Series H Preferred Stock issued in the Merger), theglobe and Messrs. Michael Egan and Edward Cespedes, our Chairman and Chief Executive Officer and President, respectively (individually and on behalf of certain affiliated entities) entered into a Stockholders' Agreement. Pursuant to the terms of the Stockholders' Agreement, the SendTec executives granted an irrevocable proxy to vote their shares to E&C Capital Partners LLLP, an affiliate of Mr. Egan on all matters (including the election of directors) other than with respect to certain potential affiliated transactions involving Messr. Egan or Cespedes. After giving effect to the grant of the proxy (and excluding outstanding options and warrants held by Mr. Egan), Mr. Egan has voting power over approximately 69.25 million shares of theglobe representing approximately 44.5% of the issued and outstanding securities of the Company entitled to vote on the Certificate of Amendment. The SendTec executives were also granted certain pre-emptive rights involving potential new issuances of securities by theglobe, together with a co-sale right to participate in certain qualifying sales of stock by Messrs. Egan, Cespedes and their affiliates. Messrs. Egan, Cespedes and their affiliates were granted a right of first refusal on certain sales (generally, in excess of 10 million shares) by the SendTec executives, together with the right to "drag-along" the SendTec executives with regard to certain major sales of their stock or a sale or merger of theglobe.

CERTAIN PRIOR RELATIONSHIPS BETWEEN THEGLOBE AND SENDTEC.

SendTec and theglobe are parties to a Marketing Services Master Agreement dated July 23, 2004, whereby SendTec will provide various marketing and advertising services to theglobe and its subsidiaries, including the production of television infomercials and media planning and buying services. The Agreement is for a period of 6 months, subject to early termination by either party on 30 days notice. theglobe is obligated to pay a monthly fee of $15,000 plus other amounts specific to various work orders which theglobe has placed with SendTec. Based upon 5 specific work orders currently outstanding, theglobe has paid approximately $330,000 to date and anticipates that it will pay another approximately $110,000 based upon these work orders.

SENDTEC'S BUSINESS

SendTec was incorporated in February, 2000 in the State of Florida and commenced operations on that date. Originally, SendTec incorporated under the name prizecrazy.com and was envisioned to become a free consumer gaming website that monetized consumer traffic on the website through on-line "cost per impression" or "CPM" advertising. Because of a significant decline in the pricing of on-line CPM advertising during this period of time, the prizecrazy.com web site development was abandoned and the company modified its business strategy so as to become a direct response marketing services company. In conjunction with this change in strategy, prizecrazy.com changed its name to DirectNet Advertising.net ("DNA") to better define the company's operational focus.

At the time, DNA was one of only a few online marketing services companies that was providing performance-based (i.e. cost-per-action, cost per lead, cost per sale) advertising solutions to advertising clients. As part of its marketing services offering, DNA also began developing proprietary software to facilitate the tracking of actions online for its advertisers and its distribution network. Today, SendTec's Results, Optimization, Yield ("ROY") online tracking software provides the company with a unique competitive advantage by enabling SendTec to optimize campaigns and by enabling advertising clients and distribution partners to access real-time conversion information. In February of 2002, DNA acquired 100% of the stock of iFactz, Inc. ("iFactz") in a merger transaction. iFactz has developed software that enables the tracking of online response to distinct sources of offline advertising. The iFactz software provides an excellent complementary platform for DNA's ROY tracking software and enables DNA to offer a complete technology tracking solution for online and offline direct response marketing. During this same period of time, DNA changed it name to SendTec, Inc. to better define itself in the market.

Today, SendTec is a direct response marketing services and technology company. SendTec provides customers a complete offering of direct marketing products and services to help them market their products both on the Internet ("online") and through traditional media channels such as television, radio and print advertising ("offline"). By utilizing SendTec's marketing products and services, SendTec's clients seek to increase the effectiveness and the return on investment of their advertising campaigns. SendTec's online and offline direct marketing products and services include strategic campaign development, creative development, creative production and post-production, media buying and tracking, campaign management, campaign analysis and optimization, technology systems implementation and integration for campaign tracking and many other agency type services. In addition, SendTec has a suite of technology solutions, ROY, SOAR (an acronym for "SendTec Optimization and Reporting") and iFactz, which enable it to deliver, track, and optimize direct marketing campaigns across multiple distribution channels, including television, radio, direct mail, print and the Internet. The combination of SendTec's direct marketing capabilities, technology and experience in both online and offline marketing, enable its clients to optimize their advertising campaigns across a broad spectrum of advertising mediums. SendTec has three operating divisions, DirectNet Advertising, iFactz and Creative South.

DIRECTNET ADVERTISING (DNA)

DNA is the digital marketing services division of SendTec. DNA offers a variety of products and services that enable on-line advertisers and publishers to generate performance based results through online marketing channels such as, web advertising, e-commerce up-sells, affiliate marketing, search marketing and email marketing. DNA's broad range of products and services include creative strategy and execution, strategic offer development, production planning, media planning, media buying and search optimization. Through these products and services DNA's clients can address all aspects of the marketing continuum, from strategic planning through execution, including results management and campaign refinements. DNA's proprietary technologies allow advertisers and publishers to track, report and optimize online campaign activity all the way to the "conversion level" (which means a consumer's actual response to the offer, as for example, by making a purchase). DNA's knowledge of digital advertising strategies, targeting methods, media placements and creative executions combined with its innovative and dependable technology help DNA's clients to improve their advertising performance and return on investment. DNA competes with a variety of large and small advertising agencies but its primary competitors are interactive marketing companies such as ValueClick, aQuantive, Advertising.com and Performics. Currently the online performance based advertising market in which DNA competes is still evolving and it is expected that certain government regulations may eventually be implemented to better define acceptable practices and methodologies.

IFACTZ

iFactz is SendTec's Application Service Provider or "ASP" technology that tracks and reports the online responses that are generated from offline direct response advertising. Historically, advertisers have lacked the ability to accurately track which offline advertising yields results online and thus advertisers have been unable to properly optimize their media buys. iFactz intelligently tracks and reports web activity from all offline advertising - TV (even national cable), radio, print and direct mail - in real time. iFactz's Intelligent Sourcing(TM) is a patent-pending media technology that informs the user where online customers come from, and what corresponding activity they produced on the user's website. The iFactz patent was filed in November of 2001 and SendTec expects the patent application for iFactz to be reviewed in the 1st quarter of 2005. iFactz's ASP design enables advertisers to implement and access the technology in a timely and cost efficient manner, as there are no cumbersome, time-consuming and costly implementation expenses and lead times. iFactz is licensed to clients both as a stand alone technology solution and as part of an overall campaign offering. SendTec believes that, to date, iFactz has provided SendTec with a significant competitive advantage, and that there are currently no similar technologies available in the market.

CREATIVE SOUTH

Creative South is the creative strategy, production and media buying division of SendTec. Creative South services both on-line and off-line clients of SendTec, and its production capabilities cover a range of distribution medias including television, radio, direct mail, print and digital. Creative South has developed, produced and distributed numerous direct response television campaigns for customers and has received national awards for its creative and production work. Creative South maintains in-house two state-of-the-art non-linear digital video editing suites. Creative South's production department includes experienced directors, producers and editors on staff. Creative South's media buying department provides a full range of services including strategic media planning, media trafficking, media buying, media tracking and post-buy media and financial analysis. Creative South's media buying department has executed media buying assignments for all types of television (broadcast and cable), radio and print formats and Creative South's long time relationships with its media partners have enabled SendTec to provide its clients competitive media prices.

Since its inception, SendTec has grown from 5 employees to approximately 47 employees currently. The address of SendTec's principal executive offices is 877 Executive Center Drive West Suite 300 St. Petersburg, Florida 33702. SendTec also has an office in New York City.

RISK FACTORS RELATING TO SENDTEC AND THE ACQUISITION

             RISKS RELATED TO THEGLOBE.COM'S ACQUISITION OF SENDTEC

OUR LIQUIDITY MAY PERMANENTLY DECREASE AS A RESULT OF THE SENDTEC ACQUISITION. WE MAY REQUIRE ADDITIONAL CAPITAL.


As part of the consideration for the SendTec acquisition, we paid $6.0 million in cash and issued a subordinated promissory note for $1.0 million, due one year after the closing, to the SendTec shareholders. As a result of the acquisition, our liquidity is dependent upon the sufficiency of the cash acquired from SendTec in the acquisition, of approximately $3 million, plus cash flow anticipated to be generated internally by SendTec subsequent to the acquisition. If cash flow generated by SendTec, on a short-term and long-term basis, does not meet our expectations, our liquidity may permanently decrease and our financial condition may be adversely affected. In addition, the Series H Preferred Stock issued as part of the Merger may under certain limited circumstances be converted by the holders thereof into a promissory note due in one lump sum on the later of the first anniversary of the date of issuance and December 31, 2005. In such limited circumstances, the Series H Preferred Stock may be converted into a promissory note based upon the then Fair Market Value, as defined, of our Common Stock (but not greater than $0.83 per share). If all remaining Series H Preferred Stock were so converted at the maximum conversion rate, the maximum principal amount of the Note would be $14.5 million. Our liquidity would be adversely affected by any such conversion and we would likely need to raise significant capital. Our financial condition may also be adversely affected.


THE ANTICIPATED BENEFITS OF THE SENDTEC ACQUISITION MAY NOT BE REALIZED.

The success of the acquisition will depend, in part, on our ability to realize the benefits of enhanced resources, growth opportunities and other synergies of combining with SendTec and to effectively leverage the SendTec marketing and technical resources following the merger. The merger involves risks related to the integration, management, and retention of acquired client relationships, operations and personnel. Integration of the businesses will be complex, time-consuming and may disrupt the combined company's businesses if not completed in a timely and efficient manner. Some of the difficulties that the combined company may encounter include:

      o     diversion of management's attention from other business concerns;

      o     inability to use the acquired resources effectively; and

      o demonstrating to the combined company's customers, vendors and partners that the acquisition will not result in adverse changes to their relationships.

If management  focuses too much time,  money and effort to integrate and utilize
SendTec's  resources  to  improve  theglobe's  VoIP  telephony   business,   the
operations and profitability of SendTec's traditional business may suffer.

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE AS A RESULT OF THE SENDTEC ACQUISITION.

The market price of our stock may decline as a result of the merger if:

      o integration of theglobe.com and SendTec is unsuccessful or is delayed;

      o the combined company does not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by investors;

      o the effect of the acquisition on the combined company's financial results or condition is not consistent with the expectations of financial investors; or

      o the dilution in shareholder ownership related to the issuance of shares of theglobe.com's common stock in connection with the acquisition is perceived negatively by investors.

The market price of our common stock could also decline as a result of unforeseen factors related to the acquisition.

OUR NET OPERATING LOSS CARRY FORWARDS MAY BE FURTHER LIMITED DUE TO THE SENDTEC ACQUISITION.

As of December 31, 2003, we had net operating loss carryforwards available for U.S. and foreign tax purposes of approximately $144 million. These carryforwards expire through 2023. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Due to the change in our ownership interests in August 1997 and May 1999 and the Company's recently completed private offering in March 2004 (together with the exercise and conversion of various securities in connection with such private offering), as defined in the Internal Revenue Code of 1986, as amended, we may have substantially limited or eliminated the availability of our net operating loss carryforwards. The ownership change related to the shares of our common stock issued in connection with the SendTec acquisition may have a further negative impact upon our ability to utilize our net operating loss carryforwards. There can be no assurance that we will be able to utilize any net operating loss carryforwards in the future.

WE COULD BE ADVERSELY AFFECTED BY AN IMPAIRMENT OF A SIGNIFICANT AMOUNT OF GOODWILL AND/OR INTANGIBLE ASSETS ON OUR BALANCE SHEET.

Our acquisition of SendTec has resulted in the recording of a significant amount of goodwill and/or intangible assets on our balance sheet. The goodwill was recorded because the fair value of the net assets acquired was less than the purchase price. We may not realize the full value of the goodwill and/or intangible assets. As such, we evaluate on a regular basis whether events and circumstances indicate that some or all of the carrying value of goodwill and/or intangible assets are no longer recoverable, in which case we would write off the unrecoverable portion as a charge to our earnings.

RISKS RELATED TO SENDTEC'S BUSINESS

              RISKS RELATED TO SENDTEC'S ONLINE MARKETING SERVICES

ANY  DECREASE  IN  DEMAND  FOR  SENDTEC'S   ONLINE   MARKETING   SERVICES  COULD
SUBSTANTIALLY REDUCE SENDTEC'S REVENUES.

To date, a substantial portion of SendTec's revenues have been derived from Internet advertising. SendTec expects that online advertising will continue to account for a substantial portion of their revenues in the future. However, SendTec's revenues from Internet advertising may decrease in the future for a number of reasons, including the following:

      o the rate at which Internet users click on advertisements or take action in response to an advertisement has always been low and could decline as the volume of Internet advertising increases;

      o Internet users can install software programs that allow them to prevent advertisements from appearing on their screens or block the receipt of emails;

      o advertisers may prefer an alternative Internet advertising format, product or service which SendTec might not offer at that time; and

      o SendTec may be unable to make the transition to new Internet advertising formats preferred by advertisers.

IF SENDTEC'S PRICING MODELS ARE NOT ACCEPTED BY THEIR ADVERTISER CLIENTS, SENDTEC COULD LOSE CLIENTS AND THEIR REVENUES COULD DECLINE.

Most of SendTec's services are offered to advertisers based on cost-per-action or cost-per-click pricing models, under which advertisers only pay SendTec if SendTec provides the results they specify. These results-based pricing models differ from the fixed-rate pricing model used by many Internet advertising companies, under which the fee is based on the number of times the advertisement is shown without regard to effectiveness. SendTec's ability to generate significant revenues from advertisers will depend, in part, on SendTec's ability to demonstrate the effectiveness of their primary pricing models to advertisers, who may be more accustomed to a fixed-rate pricing model.

Furthermore, intense competition among websites and other Internet advertising providers has led to the development of a number of alternative pricing models for Internet advertising. The proliferation of multiple pricing alternatives may confuse advertisers and make it more difficult for them to differentiate among these alternatives. In addition, it is possible that new pricing models may be developed and gain widespread acceptance that are not compatible with SendTec's business model or SendTec's technology. These alternatives, and the likelihood that additional pricing models will be introduced, make it difficult for SendTec to project the levels of advertising revenues or the margins that SendTec, or the Internet advertising industry in general, will realize in the future. If advertisers do not understand the benefits of SendTec's pricing models, then the market for SendTec's services may decline or develop more slowly than SendTec expects, which may limit SendTec's ability to grow their revenues or cause their revenues to decline.

SENDTEC DEPENDS ON A LIMITED NUMBER OF CLIENTS FOR A SIGNIFICANT PERCENTAGE OF THEIR REVENUES, AND THE LOSS OF ONE OR MORE OF THESE ADVERTISERS COULD CAUSE SENDTEC'S REVENUES TO DECLINE.

For the six months ended June 30, 2004 and for the year ended December 31, 2003, revenues from SendTec's three largest clients accounted for 71% and 53% of their total revenues, respectively. SendTec believes that a limited number of clients will continue to be the source of a substantial portion of their revenues for the foreseeable future. Key factors in maintaining SendTec's relationships with these clients include SendTec's performance on individual campaigns, the strength of SendTec's professional reputation and the relationships of SendTec's key executives with client personnel. To the extent that SendTec's performance does not meet client expectations, or their reputation or relationships with one or more major clients are impaired, SendTec's revenues could decline and their operating results could be adversely affected.

ANY LIMITATION ON SENDTEC'S USE OF DATA DERIVED FROM THEIR CLIENTS' ADVERTISING CAMPAIGNS COULD SIGNIFICANTLY DIMINISH THE VALUE OF SENDTEC'S SERVICES AND CAUSE SENDTEC TO LOSE CLIENTS AND REVENUES.

When an individual visits SendTec's clients' websites, SendTec uses technologies, including cookies and web beacons, to collect information such as the user's IP address, advertisements delivered by SendTec that have been viewed by the user and responses by the user to such advertisements. SendTec aggregates and analyzes this information to determine the placement of advertisements across SendTec's affiliate network of advertising space. Although the data SendTec collects from campaigns of different clients, once aggregated, are not identifiable, SendTec's clients might decide not to allow SendTec to collect some or all of this data or might limit SendTec's use of this data. Any limitation on SendTec's ability to use such data could make it more difficult for SendTec to deliver online marketing programs that meet client demands.

In addition, although SendTec's contracts generally permit SendTec to aggregate data from advertising campaigns, SendTec's clients might nonetheless request that SendTec discontinue using data obtained from their campaigns that have already been aggregated with other clients' campaign data. It would be difficult, if not impossible, to comply with these requests, and such requests could result in significant expenditures of resources. Interruptions, failures or defects in SendTec's data collection, mining and storage systems, as well as privacy concerns regarding the collection of user data, could also limit SendTec's ability to aggregate and analyze data from SendTec's clients' advertising campaigns. If that happens, SendTec may lose clients and their revenues may decline.

THE INTERNET ADVERTISING INDUSTRY COULD BE ADVERSELY AFFECTED BY GENERAL ECONOMIC DOWNTURNS, CATASTROPHIC EVENTS OR DECLINES OR DISRUPTIONS IN INDUSTRIES THAT ADVERTISE HEAVILY ON THE INTERNET.

The Internet advertising industry is sensitive to both general economic and business conditions and to specific events, such as acts of terrorism. In addition, Internet advertising spending can be affected by the condition of industries that advertise heavily on the Internet such as the financial services, travel and entertainment industries. Some of these industries tend to be sensitive to event-driven disruptions such as government regulation, war, terrorism, disease, natural disasters and other significant events. A general decline in economic conditions or disruptions in specific industries characterized by heavy spending on Internet advertising, could cause a decline in Internet advertising expenditures which could in turn cause a decline in SendTec's revenues.

IF THE MARKET FOR INTERNET ADVERTISING FAILS TO CONTINUE TO DEVELOP, SENDTEC'S REVENUES AND SENDTEC'S OPERATING RESULTS COULD BE HARMED.

SendTec's future success is highly dependent on the continued use and growth of the Internet as an advertising medium. The Internet advertising market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising services is uncertain. Many of SendTec's current or potential advertiser clients have little or no experience using the Internet for advertising purposes and have allocated only limited portions of their advertising budgets to the Internet. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information, measuring success and evaluating new advertising products and services. Such clients may find Internet advertising to be less effective for promoting their products and services than traditional advertising media. SendTec cannot assure you that the market for Internet advertising will continue to grow or become sustainable. If the market for Internet advertising fails to continue to develop or develops more slowly than SendTec expects, SendTec's revenues and business could be harmed.

                RISKS RELATED TO THE SUPPLY OF ADVERTISING SPACE

SENDTEC DEPENDS ON ONLINE PUBLISHERS FOR ADVERTISING SPACE TO DELIVER ITS CLIENTS' ADVERTISING CAMPAIGNS, AND ANY DECLINE IN THE SUPPLY OF ADVERTISING SPACE AVAILABLE THROUGH SENDTEC'S NETWORK COULD CAUSE SENDTEC'S REVENUES TO DECLINE.

The websites, search engines and email publishers that sell or venture their advertising space to or with SendTec are not bound by long-term contracts that ensure SendTec a consistent supply of advertising space, which SendTec refers to as their inventory. SendTec generates a significant portion of their revenues from the advertising inventory provided by a limited number of publishers. In most instances, publishers can change the amount of inventory they make available to SendTec at any time, as well as the price at which they make it available. In addition, publishers may place significant restrictions on SendTec's use of their advertising inventory. These restrictions may prohibit advertisements from specific advertisers or specific industries, or restrict the use of certain creative content or format. If a publisher decides not to make inventory available to SendTec, or decides to increase the price, or places significant restrictions on the use of such inventory, SendTec may not be able to replace this with inventory from other publishers that satisfy SendTec's requirements in a timely and cost-effective manner. If this happens, SendTec's revenues could decline or SendTec's cost of acquiring inventory may increase.

SENDTEC'S GROWTH MAY BE LIMITED IF THEY ARE UNABLE TO OBTAIN SUFFICIENT ADVERTISING INVENTORY THAT MEETS SENDTEC'S PRICING AND QUALITY REQUIREMENTS.

SendTec's growth depends on their ability to effectively manage and expand the volume of their inventory of advertising space. To attract new advertisers, SendTec must increase their supply of inventory that meets their performance and pricing requirements. SendTec's ability to purchase or venture sufficient quantities of suitable advertising inventory will depend on various factors, some of which are beyond their control. These factors include:

      o SendTec's ability to offer publishers a competitive price for their inventory;

      o     SendTec's   ability  to  estimate  the  quality  of  the   available
            inventory; and

      o SendTec's ability to efficiently manage their existing advertising inventory.

In addition, the number of competing Internet advertising networks that purchase advertising inventory from websites, search engine and email publishers continues to increase. SendTec cannot assure you that SendTec will be able to purchase or venture advertising inventory that meets their performance, price and quality requirements, and if they cannot do so, SendTec's ability to generate revenues could be limited.

ANY LIMITATION ON SENDTEC'S ABILITY TO POST ADVERTISEMENTS THROUGHOUT THEIR NETWORK OF ADVERTISING SPACE COULD HARM SENDTEC'S BUSINESS.

SendTec executes advertising programs for clients primarily by posting advertisements, which they refer to as ad delivery, on SendTec's affiliate network of advertising space. SendTec's business could suffer from a variety of factors that could limit or reduce their ability to post advertisements across SendTec's affiliate network, including:

      o     technological   changes   that  render  the  delivery  of  SendTec's
            advertisements obsolete or incompatible with the operating systems of consumers and/or the systems of online publishers;

      o lawsuits or injunctions based on claims that SendTec's ad delivery methodologies violate the proprietary rights of other parties; and


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


      o interruptions, failures or defects in SendTec's ad delivery and tracking systems.

CONSOLIDATION OF ONLINE PUBLISHERS MAY IMPAIR SENDTEC'S ABILITY TO PROVIDE MARKETING SERVICES, ACQUIRE ADVERTISING INVENTORY AT FAVORABLE RATES AND COLLECT CAMPAIGN DATA.

The consolidation of Internet advertising networks, web portals, search engines and other online publishers could eventually lead to a concentration of desirable advertising inventory on a very small number of networks and large websites. Such concentration could:

      o increase SendTec's costs if these publishers use their greater bargaining power to increase rates for advertising inventory; and

      o impair SendTec's ability to provide marketing services if these publishers prevent SendTec from distributing SendTec's clients' advertising campaigns on their websites or if they adopt ad delivery systems that are not compatible with SendTec's ad delivery methodologies.

SENDTEC'S BUSINESS COULD BE HARMED IF THE USE OF TRACKING TECHNOLOGY IS RESTRICTED OR BECOMES SUBJECT TO NEW REGULATION.

In conjunction with the delivery of advertisements to websites, SendTec typically places small files of information, commonly known as cookies, on an Internet user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to SendTec through an Internet user's browser software. SendTec uses cookies to collect information regarding the advertisements SendTec delivers to Internet users and their interaction with these advertisements. SendTec uses this information to identify Internet users who have received SendTec's advertisements in the past and to monitor and prevent potentially fraudulent activity. In addition, SendTec's technology uses this information to monitor the performance of ongoing advertising campaigns and plan future campaigns.

Some Internet commentators and privacy advocates have proposed limiting or eliminating the use of cookies and other Internet tracking technologies, and legislation has been introduced in some jurisdictions to regulate Internet tracking technologies. The European Union has already adopted a directive requiring that when cookies are used, the user must be informed and offered an opportunity to opt-out of the cookies' use. If there is a further reduction or limitation in the use of Internet tracking technologies such as cookies:

      o SendTec may have to replace or re-engineer SendTec's tracking technology, which could require significant amounts of SendTec's time and resources, may not be completed in time to avoid losing clients or advertising inventory, and may not be commercially or technically feasible;

      o SendTec may have to develop or acquire other technology to prevent fraud; and

      o SendTec may become subject to costly and time-consuming litigation or investigations due to SendTec's use of cookie technology or other technologies designed to collect Internet usage information.

Any one or more of these occurrences could result in increased costs, require SendTec to change their business practices or divert management's attention.

IF SENDTEC OR THEIR ADVERTISER OR PUBLISHER CLIENTS FAIL TO COMPLY WITH REGULATIONS GOVERNING CONSUMER PRIVACY, SENDTEC COULD FACE SUBSTANTIAL COSTS AND SENDTEC'S BUSINESS COULD BE HARMED.

SendTec's collection, maintenance and sharing of information regarding Internet users could result in lawsuits or government inquiries. These actions may include those related to U.S. federal and state legislation or European Union directives limiting the ability of companies like SendTec to collect, receive and use information regarding Internet users. Litigation and regulatory inquiries are often expensive and time-consuming and their outcome is uncertain. Any involvement by SendTec in any of these matters could require SendTec to:


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


      o     spend significant amounts on SendTec's legal defense;

      o divert the attention of senior management from other aspects of SendTec's business;

      o defer or cancel new product launches as a result of these claims or proceedings; and

      o     make changes to SendTec's present and planned products or services.

Further, SendTec cannot assure you that their advertiser and publisher clients are currently in compliance, or will remain in compliance, with their own privacy policies, regulations governing consumer privacy or other applicable legal requirements. SendTec may be held liable if their clients use SendTec's technology or the data SendTec collects on their behalf in a manner that is not in compliance with applicable laws or regulations or their own stated privacy standards.

SENDTEC MAY BE LIABLE FOR CONTENT IN THE ADVERTISEMENTS THEY DELIVER FOR SENDTEC'S CLIENTS.

SendTec may be liable to third parties for content in the advertisements they deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory. Although SendTec generally receives warranties from their advertisers that they have the right to use any copyrights, trademarks or other intellectual property included in an advertisement and are normally indemnified by the advertisers, a third party may still file a claim against SendTec. Any claims by third parties against SendTec could be time-consuming, could result in costly litigation and adverse judgments and could require SendTec to change their business.

MISAPPROPRIATION OF CONFIDENTIAL INFORMATION HELD BY SENDTEC COULD CAUSE SENDTEC TO LOSE CLIENTS OR INCUR LIABILITY.

SendTec retains highly confidential information on behalf of their clients in SendTec's systems and databases. Although SendTec maintains security features in their systems, SendTec's operations may be susceptible to hacker interception, break-ins and other disruptions. These disruptions may jeopardize the security of information stored in and transmitted through SendTec's systems. If confidential information is compromised, SendTec could be subject to lawsuits by the affected clients or Internet users, which could damage SendTec's reputation among their current and potential clients, require significant expenditures of capital and other resources and cause SendTec to lose business and revenues.

            ADDITIONAL BUSINESS RISKS RELATING TO SENDTEC'S BUSINESS

SENDTEC FACES INTENSE AND GROWING COMPETITION, WHICH COULD RESULT IN PRICE REDUCTIONS, REDUCED OPERATING MARGINS AND LOSS OF MARKET SHARE.

The direct response advertising market is highly competitive. If SendTec fails to compete effectively against other advertising service companies, SendTec could lose clients or advertising inventory and their revenues could decline. SendTec expects competition to continue to increase because there are no significant barriers to entry.

Many current and potential competitors have advantages over SendTec, such as longer operating histories, greater name recognition, larger client bases, greater access to advertising space on high-traffic websites and significantly greater financial, technical and marketing resources. In addition, existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by SendTec.


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


Current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their products and services to address the needs of SendTec's clients and prospective clients. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

If SendTec fails to compete successfully, SendTec could have difficulties attracting and retaining advertising clients or advertising inventory, which may decrease their revenues and adversely affect SendTec's operating results. Increased competition may also result in price reductions and reduced operating income.

SENDTEC GENERALLY DOES NOT HAVE LONG-TERM CONTRACTS WITH THEIR CLIENTS.

SendTec's clients typically hire them on a project-by-project basis or on an annual contractual relationship. Moreover, SendTec's clients generally have the right to terminate their relationships with SendTec without penalty and with relatively short or no notice. Once a project is completed SendTec cannot be assured that a client will engage SendTec for further services. From time to time, highly successful engagements have ended because SendTec's client was acquired and the new owners decided not to retain SendTec. A client that generates substantial revenue for SendTec in one period may not be a substantial source of revenue in a subsequent period. SendTec expects a relatively high level of client concentration to continue, but not necessarily involve the same clients from period to period. The termination of SendTec's business relationships with any of their significant clients, or a material reduction in the use of SendTec's services by any of their significant clients, could adversely affect SendTec's future financial performance.

THE LOSS OF KEY PERSONNEL OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR SENDTEC'S ABILITY TO MAINTAIN OR EXPAND THEIR BUSINESS.

The loss of the services of members of SendTec's management team or other key personnel could harm SendTec's business. SendTec's future success depends to a significant extent on the continued service of their key management, client service, product development, sales and technical personnel. SendTec does not maintain key person life insurance on any of their executive officers and does not intend to purchase any in the future. Although SendTec generally enters into non-competition agreements with their employees, SendTec's business could be harmed if one or more of their officers or key employees decided to join a competitor or otherwise compete with SendTec.

SendTec's future success also depends on their ability to attract, retain and motivate highly skilled personnel. If SendTec fails to hire and retain a sufficient number of qualified client service, product development, sales and technical personnel, SendTec may not be able to maintain or expand their business.

IF SENDTEC FAILS TO MANAGE THEIR GROWTH EFFECTIVELY, SENDTEC'S EXPENSES COULD INCREASE AND SENDTEC'S MANAGEMENT'S TIME AND ATTENTION COULD BE DIVERTED.

As SendTec continues to increase the scope of their operations, SendTec will need an effective planning and management process to implement their business plan successfully in the rapidly evolving Internet advertising market. SendTec's business, results of operations and financial condition will be substantially harmed if they are unable to manage their expanding operations effectively. SendTec plans to continue to expand their sales and marketing, customer support and research and development organizations. Past growth has placed, and any future growth will continue to place, a significant strain on SendTec's management systems and resources. SendTec will likely need to continue to improve their financial and managerial controls and SendTec's reporting systems and procedures. In addition, SendTec will need to expand, train and manage their work force. SendTec's failure to manage their growth effectively could increase SendTec's expenses and divert management's time and attention.

IF SENDTEC FAILS TO ESTABLISH, MAINTAIN AND EXPAND THEIR TECHNOLOGY BUSINESS AND MARKETING ALLIANCES AND PARTNERSHIPS, SENDTEC'S ABILITY TO GROW COULD BE LIMITED.

In order to grow SendTec's technology business, SendTec must generate, retain and strengthen successful business and marketing alliances with advertising agencies.


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


SendTec depends, and expects to continue to depend, on SendTec's business and marketing alliances, which are companies with which they have written or oral agreements to work together to provide services to SendTec's clients and to refer business from their clients and customers to SendTec. If companies with which SendTec has business and marketing alliances do not refer their clients and customers to SendTec to perform their online campaign and message management, SendTec's revenue and results of operations would be severely harmed.

MANAGEMENTS' DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF SENDTEC

                           FORWARD LOOKING STATEMENTS

The following Management's Discussion and Analysis or Plan of Operation, as well as other statements in this proxy statement relating to the business of SendTec, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "plans," "may," "intends," "will," or similar terms. Forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors described under "Risk Factors Relating to SendTec and the Acquisition" and elsewhere in this proxy, as well as in theglobe's historical securities filings, including its quarterly report on Form 10-QSB for the quarter ended June 30, 2004. The following discussion should be read together in conjunction with the accompanying consolidated financial statements and related notes thereto of SendTec included in this proxy statement.

                          OVERVIEW OR PLAN OF OPERATION

SendTec was acquired by theglobe on September 1, 2004. The following discussion relates solely to SendTec and does not include any discussion of theglobe or any of its other subsidiaries. SendTec is a direct response marketing services and technology company. We provide advertisers a complete offering of direct marketing services to help them market their products or services both on the Internet ("online") and through traditional media channels such as television, radio and print advertising ("offline"). We derive revenue from three divisions of our business, DirectNet Advertising which provides digital marketing services, Creative South which provides creative, production and media buying services and iFactz which provides software solutions for tracking online and offline results-based advertising and marketing.

DirectNet Advertising (DNA). DNA delivers results based interactive marketing programs for advertisers through a network of on-line distribution partners including websites, search engines and email publishers. We use our proprietary ROY software technology to track, optimize and report results of marketing campaigns to our advertising clients and our distribution partners. We offer our advertising clients multiple pricing options based on achieving certain results, such as consumer purchases or leads. These pricing options include cost-per-action, or CPA, cost-per-click, or CPC and cost-per-thousand impressions, or CPM. The majority of our revenue is derived from CPA pricing agreements. Likewise, we contract with our distribution partners under similar CPA, CPC and CPM payment terms, with most payments being made under CPA agreements. All our advertising clients and our distribution partners sign Insertion Agreements which specify the terms under which we provide digital marketing services and purchase digital media. Revenue from our DNA division accounted for 66%, 60% and 78% of our total revenues in 2002, 2003 and for the six months ended June 30, 2004, respectively.

Creative South. Creative South provides on-line and off-line agency marketing services including creative development, campaign management, creative production, post production, media planning and media buying services. Most services provided by Creative South are priced on a fee-per-project basis, where the client pays an agreed upon fixed fee based for a designated scope of work. We also derive a smaller percentage of our revenue from monthly retainer fees which are paid by clients for whom we are serving as their Agency of Record. We are compensated for all media planning and buying services based on a percentage of the gross media purchased for the client. Revenue from our Creative South division accounted for 34%, 40% and 22% of our total revenues in 2002, 2003 and for the six months ended June 30, 2004 respectively.


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


iFactz. iFactz is SendTec's Application Service Provider or "ASP" technology that tracks and reports the online responses that are generated from offline direct response advertising. Historically, advertisers have lacked the ability to accurately track which offline advertising yields results online and thus advertisers have been unable to properly optimize their media buys. iFactz intelligently tracks and reports web activity from all offline advertising - TV (even national cable), radio, print and direct mail - in real time. iFactz's ASP design enables advertisers to implement and access the technology in a timely and cost efficient manner, as there are no cumbersome, time-consuming and costly implementation expenses and lead times. iFactz is licensed to clients based on a monthly fixed license fee, with license terms ranging from three months to one. In 2002, 2003, and for the six months ended June 30, 2004,, iFactz revenues represented less than 1.0% of our total revenues. We continue to develop our iFactz software and to evaluate our marketing plans for the product.

History. SendTec was incorporated in February 2000 in the State of Florida and commenced operations on that date. Since our inception, we have grown from 5 employees to 48 employees. Our principal office is located in St. Petersburg, Florida and we also maintain an office in New York City. We financed our early operations and growth through a single private sale of our equity securities that raised proceeds of $1.85 million. Our growth over the past two years has been financed with internally generated cash flow. To date, our capital expenditures primarily have been for computer hardware and third party software development utilized to build out our technology infrastructure.

Despite substantial declines in the Internet Advertising industry in 2001, we have experienced significant revenue growth over the prior three years, generating 2001, 2002 and 2003 revenues of $4.6 million (unaudited), $11.2 million and $22.7 million, respectively. In 2001, as the industry downturn reached its peak, we generated a pre-tax loss of $(1.0) million. In 2002 and 2003, as the Internet Advertising industry began its recovery, we shifted our client base to larger more traditional advertisers from smaller e-commerce focused clients, achieving pre-tax income in 2002 and 2003 of $.3 million and $2.6 million, respectively.

Seasonality: Due to our short operating history, and relatively small size and rapid growth, seasonality has not been apparent in our business. We believe however, that the second and fourth quarters are generally stronger than the first and third quarters in the advertising industry. As our business grows we believe these fluctuations will become more apparent.

ESTIMATES AND ASSUMPTIONS RELATED TO FINANCIAL STATEMENTS

The discussion and analysis of our financial condition and results of operations is based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis we evaluate our estimates, including those affecting revenues, intangible assets, state, local and federal income taxes and general business contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form our basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.


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


RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

Revenue. A majority of our revenues consists of fees for services provided to advertisers for the execution and delivery of advertising campaigns through both online and offline media networks. We recognize revenue when there is evidence of an arrangement, delivery of the advertising or contractually agreed-upon action has occurred or project has been completed, the fee is fixed or determinable and collection of the fee is probable. Revenues increased $11.5 million, or 103%, from $11.2 million for the year ended December 31, 2002 to $22.7 million for the year ended December 31, 2003. This growth was due principally to an increase of $6.3 million, or 85% in our digital marketing revenues and an increase of $4.1 million, or 170% in our offline media purchasing services in 2003 compared to 2002. The increase in our digital marketing revenues reflects increased demand for our performance based marketing services from existing clients seeking to increase the volume of desired actions, as well as new clients. The increase in our media buying services revenue primarily reflects the addition of two new clients for whom we purchased media in excess of $3.4 million in 2003.

Cost of Sales. Cost of sales consists of fees we pay to third party vendors for project related research, production and post-production services and products. Additionally, cost of sales includes all third party vendor fees we incur to acquire advertising media, including the actual cost of the media. We do not allocate any internal personnel costs or direct or indirect overhead costs to cost of sales. Cost of sales increased $8.1 million, or 103%, from $7.9 million for the year ended December 31, 2002 to $16.0 million for the year ended December 31, 2003. This increase was due principally to purchasing of greater amounts of online and offline media to enable the delivery of larger and more advertising campaigns for our clients.

Gross Profit Margin. Gross profit margin increased slightly from 29.6% in 2002 to 29.7% in 2003. This small change in gross profit margin percentages was a result of our ability to adjust pricing to clients relative to changes in online and offline media costs.

Selling, general and administrative. Selling, general and administrative expenses include all employee salary, benefit and commission expenses, the cost of our selling and marketing efforts, the cost of our operations support functions and the cost of our corporate and administrative functions. Selling, general and administrative expenses increased $1.2 million, or 44%, from $2.7 million for the year ended December 31, 2002 to $3.9 million for the year ended December 31, 2003. This increase was primarily attributable to higher employee salaries and benefit costs, due to the increase in our employee base from 25 in 2002 to 32 in 2003 and year-end employee bonuses paid in 2003. Employee salaries (including bonuses) and benefits increased approximately $1.0 million, or 50% between 2002 and 2003. Also contributing to the increase in selling, general and administrative expenses were higher marketing costs and travel expenses.

Depreciation and Amortization. Depreciation and amortization of property and equipment consists primarily of depreciation expense on computer equipment, furniture and fixtures and office equipment and amortization expense of software costs. Amortization expense of $90 thousand in 2002 and $108 thousand in 2003 reflect the amortization of software recorded in connection with the acquisition of iFactz, Inc. in February of 2002.

Income Taxes. We account for income taxes in accordance with SFAS No. 109. The objectives of accounting for income taxes are to recognize the amount of taxes payable for the current year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in our financial statements or tax returns. The measurement of current and deferred tax asset and liabilities is based on provisions of the enacted tax law, without consideration of potential future changes in the tax laws or rates. Prior to 2002, we incurred losses from our operations and, as a result, did not incur significant liabilities for income taxes. In 2002, we generated taxable income but utilized our federal and state net operating loss carryforward to offset any liabilities for payment of income taxes in that year. In 2003, we utilized the remainder of our federal and state net operating loss carry forward to partially offset any liabilities for income taxes. Our effective tax rate for 2002 and 2003 was 48% and 39%, respectively.

6 MONTHS ENDED JUNE 30, 2004 COMPARED TO 6 MONTHS ENDED JUNE 30, 2003

Revenue. Revenues increased $7.8 million, or 80%, from $9.8 million for the six months ended June 30, 2003 to $17.6 million for the six months ended June 30, 2004. This growth was due principally to an increase of approximately 140% in our digital marketing revenues from $5.7 million for the six months ended June 30, 2003 to $13.8 million for the six months ended June 30, 2004. This increase in our digital marketing revenues reflects increased demand for our performance based marketing services from existing clients seeking to increase the volume of desired actions, as well as new clients.

Cost of Sales. Cost of sales increased $6.1 million, or approximately 90%, from $6.8 million for the six months ended year ended June 30, 2003 to $12.9 million for the six months ended June 30, 2004. This increase was due principally to purchasing of greater amounts of online media to enable the delivery of larger and more advertising campaigns for our clients.

Gross Profit Margin. Gross profit margin decreased from 30.8% for the six months ended June 30, 2003 to 26.9% for the six months ended June 30, 2004. This decrease in gross profit margin % was primarily a result of the gross profit margins for our digital marketing services division decreasing from 36% for the six months ended June 30, 2003 to 27% for the six months ended June 30, 2004. This decline was caused by higher online media inventory costs relative to the revenue produced by this media.

Selling, general and administrative. Selling, general and administrative expenses increased $1.1 million, or 69%, from $1.6 million for the six months ended June 30, 2003 to $2.7 million for the six months ended June 30, 2004. This increase was primarily attributable to higher employee salaries and benefit costs. Employee salaries and benefits increased approximately $.8 million or 65% from the six months ended June 30, 2003 to the six months ended June 30, 2004. The increase in selling, general and administrative expenses also can be attributed to the expenditure of additional resources to promote the company and the utilization of more outside consultants to service existing client business.

Depreciation and Amortization Amortization expense of $54 thousand was recorded in each of the six month periods of 2003 and 2004. Amortization expense reflects the amortization of software recorded in connection with the acquisition of iFactz, Inc. in February of 2002.

Income Taxes. For the six month period ended June 30, 2003, we utilized the remainder of our federal and state net operating loss carry forward to partially offset our liabilities for payment of income taxes. Our effective tax rate for both the six month period ended June 30, 2003 and the six month period ended June 30, 2004 was 39%.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow. As of June 30, 2004, we had approximately $2.9 million of cash and cash equivalents as compared to approximately $3.3 million as of December 31, 2003. Net cash generated from operating activities was $2.2 million and $ .7 million, for 2003 and 2002 respectively, with the 2003 increase related mainly to the increase in net income in 2003 compared to 2002. For the six months ended June 30, 2004, net cash used in operating activities was $.1 million in comparison to net cash provided from operating activities of $1.7 million for the six months ended June 30, 2003. The period-to-period decrease in net cash generated from operating activities was primarily a result of the payment of our total 2003 tax liability in March of 2004 and higher working capital requirements in the current versus prior year period. Approximately $.3 million of new furniture, computer equipment and video editing equipment were purchased during the six months ended June 30, 2004 in connection with the company's relocation to a new and larger office facility.

Future Capital Needs. We anticipate that we will continue to generate free cash flow that will be sufficient to meet our future growth and operating needs.

MANAGEMENT'S DISCUSSION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Revenue Recognition. A majority of our revenues consist of fees for services provided to advertisers for the execution and delivery of advertising campaigns through both online and offline media networks. We recognize revenue when there is evidence of an arrangement, delivery of the advertising or contractually agreed-upon action has occurred or project has been completed, the fee is fixed or determinable and collection of the fee is probable. All our revenues are recognized on a gross basis in accordance with EITF 99-19. Gross revenues consist of the gross value of our billings to our clients, including the cost of all online and offline media acquired to execute our clients campaigns.

Production Revenue. Revenue is recognized on the completed contract basis for all production contracts that have longer than a one month completion time-frame. Under the completed contract method we defer the recognition of all revenues and the related costs of revenue until such time as the project is substantially completed and delivered to the client. For production projects the completion date is deemed to be the date on which the "master dubbing" tape is completed and delivered to the client.

Accounting for Acquisitions. We accounted for our acquisition of iFactz, inc. in February 2002 in accordance with the FASB issued Statement of Financial Accounting Standards No. 141. As such, we allocated the cost of the acquisition to the assets acquired and the liabilities assumed based on their estimated fair market values at the date of acquisition in accordance with SFAS No. 141. The result was the allocation of the entire purchase price to the iFactz software.

                    FINANCIAL INFORMATION RELATING TO SENDTEC

                          INDEX TO FINANCIAL STATEMENTS


                                                                        Page
                                                                        ----

Report of Independent Certified Public Accountants                      F-1

Consolidated Financial Statements

     Balance Sheets                                                     F-2

     Statements of Income                                               F-3

     Statements of Stockholders' Equity                                 F-4

     Statements of Cash Flows                                           F-5

     Notes to Financial Statements                                      F-6

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
SendTec, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of SendTec, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SendTec, Inc. and subsidiary at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

GREGORY, SHARER & STUART, P.A.

St. Petersburg, Florida
August 11, 2004

SENDTEC, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

                                                                                JUNE 30,                DECEMBER 31,
                                                                                  2004             2003             2002
                                                                              --------------   --------------   --------------
ASSETS                                                                         (Unaudited)
Current Assets
    Cash                                                                        $ 2,861,441      $ 3,263,255      $ 1,185,083
    Accounts receivable                                                           4,242,990        3,456,493        2,142,535
    Deferred production costs                                                        62,726          102,565           10,970
    Deferred tax asset                                                                    -                -          206,000
    Prepaid expenses and other                                                      129,525           33,739           21,791
                                                                              --------------   --------------   --------------
          Total Current Assets                                                    7,296,682        6,856,052        3,566,379

Property And Equipment,
    net of accumulated depreciation of $672,242 (unaudited) at June 30, 2004
    and $607,690 and $385,798 at December 31, 2003 and 2002, respectively           712,983          558,433          636,179
Other Assets
    Interest receivable                                                              33,444           31,992           29,223
    Other                                                                            16,660           11,285           12,593
                                                                              --------------   --------------   --------------
          Total Other Assets                                                         50,104           43,277           41,816
                                                                              --------------   --------------   --------------

          TOTAL ASSETS                                                          $ 8,059,769      $ 7,457,762      $ 4,244,374
                                                                              ==============   ==============   ==============


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Accounts payable                                                            $ 2,784,576      $ 2,882,902      $ 1,680,981
    Accrued expenses                                                                395,576          104,530           69,809
    Customer advances                                                               215,470          144,343          590,930
    Income taxes payable                                                                  -          797,000                -
    Deferred tax liabilities                                                         38,000           39,000                -
    Other                                                                                 -                -              277
                                                                              --------------   --------------   --------------
          Total Current Liabilities                                               3,433,622        3,967,775        2,341,997

Stockholders' Equity
    Preferred stock, par value $.001; 10,000,000 shares authorized;
       no shares issued or outstanding                                                    -                -                -
    Common stock, par value $.001; 100,000,000 shares authorized;
       4,378,822 (unaudited) shares issued at June 30, 2004 and 4,377,822 shares issued at December 31, 2003 and 2002; 4,032,794 (unaudited) shares outstanding at June 30, 2004; and 4,031,794, and 4,076,794
       shares outstanding at December 31, 2003 and 2002, respectively                 4,378            4,377            4,377
    Additional paid-in capital                                                    2,488,738        2,486,489        2,486,489
    Treasury stock, at cost;
       346,028 (unaudited) shares at June 30, 2004;
       346,028 and 301,028 shares at December 31, 2003 and 2002, respectively       (75,580)         (75,580)         (60,580)
    Notes receivable - common stock                                                 (55,350)         (55,350)         (55,350)
    Retained earnings (accumulated deficit)                                       2,263,961        1,130,051         (472,559)
                                                                              --------------   --------------   --------------
          Total Stockholders' Equity                                              4,626,147        3,489,987        1,902,377
                                                                              --------------   --------------   --------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 8,059,769      $ 7,457,762      $ 4,244,374
                                                                              ==============   ==============   ==============

See the accompanying notes.

SENDTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                         SIX MONTHS ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                                          2004               2003               2003               2002
                                                     ----------------   ----------------   ----------------   ----------------
                                                       (Unaudited)        (Unaudited)
Revenue                                                 $ 17,633,235        $ 9,830,756       $ 22,729,512       $ 11,185,402

Cost Of Sales                                             12,892,834          6,805,454         15,978,944          7,869,775
                                                     ----------------   ----------------   ----------------   ----------------

        Gross Profit                                       4,740,401          3,025,302          6,750,568          3,315,627

Operating Expenses
     Selling, general, and administrative                  2,748,811          1,564,515          3,908,018          2,747,220
     Depreciation and amortization                           126,341            102,068            221,892            240,000
                                                     ----------------   ----------------   ----------------   ----------------
                                                           2,875,152          1,666,583          4,129,910          2,987,220

Other Income (Expense)
     Interest                                                 11,635             11,085             23,952             16,681
     Other                                                   (19,974)                 -                  -                  -
                                                     ----------------   ----------------   ----------------   ----------------
                                                              (8,339)            11,085             23,952             16,681
                                                     ----------------   ----------------   ----------------   ----------------

        Income Before Provision

           For Income Taxes                                1,856,910          1,369,804          2,644,610            345,088

Provision For Income Taxes                                   723,000            538,000          1,042,000            167,000
                                                     ----------------   ----------------   ----------------   ----------------

        NET INCOME                                       $ 1,133,910          $ 831,804        $ 1,602,610          $ 178,088
                                                     ================   ================   ================   ================

See the accompanying notes.

SENDTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
AND THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED)

                                                                                               NOTES     (ACCUMULATED
                                              COMMON STOCK        ADDITIONAL                RECEIVABLE -    DEFICIT)        TOTAL
                                          ---------------------    PAID-IN      TREASURY       COMMON       RETAINED   STOCKHOLDERS'
                                            SHARES     AMOUNT      CAPITAL       STOCK         STOCK        EARNINGS      EQUITY
                                          ----------  ---------  -----------  -----------   -----------   -----------   -----------
Balance At December 31, 2001               2,362,267      2,362  $ 1,913,504  $   (60,000)      (55,350)  $  (650,647)  $ 1,149,869

               Issuance of common stock       15,555         15       34,985           --            --            --        35,000

               Issuance of common
                 stock for iFactz          2,000,000      2,000      538,000           --            --            --       540,000

               Repurchase of common
                 stock for cash                   --         --           --         (580)           --            --          (580)

               Net income for the year            --         --           --           --            --       178,088       178,088
                                         -----------  ---------  -----------  -----------   -----------   -----------   -----------

Balance At December 31, 2002               4,377,822      4,377    2,486,489      (60,580)      (55,350)     (472,559)    1,902,377

               Repurchase of common
                 stock for cash                   --         --           --      (15,000)           --            --       (15,000)

               Net income for the year            --         --           --           --            --     1,602,610     1,602,610
                                         -----------  ---------  -----------  -----------   -----------   -----------   -----------

Balance At December 31, 2003               4,377,822      4,377    2,486,489      (75,580)      (55,350)    1,130,051     3,489,987

               Issuance of common
                 stock (unaudited)             1,000          1        2,249           --            --            --         2,250

               Net income for the
                 six months ended
                 June 30, 2004
                 (unaudited)                      --         --           --           --            --     1,133,910     1,133,910
                                         -----------  ---------  -----------  -----------   -----------   -----------   -----------

Balance At June 30, 2004 (unaudited)       4,378,822      4,378  $ 2,488,738  $   (75,580)      (55,350)  $ 2,263,961   $ 4,626,147
                                         ===========  =========  ===========  ===========   ===========   ===========   ===========

See the accompanying notes.

SENDTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS ENDED JUNE 30,            YEAR ENDED DECEMBER 31,
                                                                   2004              2003              2003              2002
                                                              ---------------   ---------------   ---------------   ---------------
                                                               (Unaudited)        (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                   $ 1,133,910         $ 831,804       $ 1,602,610         $ 178,088
    Adjustments to reconcile net income
       to net cash (used) provided by operating activities
       Provision for bad debt                                              -                 -                 -            22,775
       Depreciation and amortization                                 126,341           102,068           221,892           240,000
       Loss on disposal of property and equipment                     19,974                 -                 -                 -
       Common stock issued for services                                    -                 -                 -            10,000
       (Increase) decrease in operating assets
          Accounts receivable                                       (786,497)         (292,163)       (1,313,958)       (1,131,961)
          Deferred production costs                                   39,839          (123,868)          (91,595)          (10,970)
          Deferred taxes                                              (1,000)          222,000           245,000           167,000
          Interest receivable                                         (1,452)           (1,385)           (2,769)           (2,997)
          Prepaid expenses and other assets                         (101,161)                -           (10,640)           (5,261)
       (Decrease) increase in operating liabilities
          Accounts payable                                           (98,326)          700,454         1,201,921           824,645
          Accrued expenses                                           291,046            (6,704)           34,721            29,174
          Customer advances                                           71,127             6,448          (446,587)          410,156
          Income taxes payable                                      (797,000)          316,000           797,000                 -
          Other liabilities                                                -              (277)             (277)              277
                                                              ---------------   ---------------   ---------------   ---------------
             Net Cash (Used) Provided By Operating Activities       (103,199)        1,754,377         2,237,318           730,926

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                              (310,865)          (52,977)         (144,146)          (89,472)
    Proceeds from sales of property and equipment                     10,000                 -                 -                 -
                                                              ---------------   ---------------   ---------------   ---------------
             Net Cash Used By Investing Activities                  (300,865)          (52,977)         (144,146)          (89,472)

CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of common stock                                               2,250                 -                 -            25,000
    Purchase of common stock                                               -                 -           (15,000)             (580)
                                                              ---------------   ---------------   ---------------   ---------------

             Net Cash Provided (Used) By Financing Activities          2,250                 -           (15,000)           24,420
                                                              ---------------   ---------------   ---------------   ---------------

             NET (DECREASE) INCREASE IN CASH                        (401,814)        1,701,400         2,078,172           665,874

CASH AT BEGINNING OF PERIOD                                        3,263,255         1,185,083         1,185,083           519,209
                                                              ---------------   ---------------   ---------------   ---------------

CASH AT END OF PERIOD                                            $ 2,861,441       $ 2,886,483       $ 3,263,255       $ 1,185,083
                                                              ===============   ===============   ===============   ===============

NONCASH FINANCING AND INVESTING ACTIVITIES
    Issuance of common stock for iFactz                                  $ -               $ -               $ -         $ 540,000
                                                              ===============   ===============   ===============   ===============
    Common stock issued for services                                     $ -               $ -               $ -          $ 10,000
                                                              ===============   ===============   ===============   ===============

See the accompanying notes.

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The accompanying consolidated financial statements include the accounts of SendTec, Inc. (f/k/a DirectNet Advertising.Net, Inc.) and its wholly-owned subsidiary iFactz, Inc. (collectively, the Company). All material intercompany balances and transactions have been eliminated. The Company provides advertising and marketing services for its customers located throughout the United States of America. These services include distribution of internet advertising, purchase of direct response television media for customers, and production of television commercials for direct response advertising.

Effective December 31, 2003, iFactz, Inc. was merged into SendTec, Inc. The merger had no impact on the consolidated financial statements of the Company.

RECEIVABLES AND CREDIT POLICIES

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 30 days from the invoice date. Follow-up correspondence is made if unpaid accounts receivable go beyond 30 days.

Payments  on  accounts   receivable  are  allocated  to  the  specific  invoices
identified on the customer's remittance advice.

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances. The carrying amounts of accounts receivable approximate management's best estimate of the amounts that will be collected. Management individually reviews all accounts receivable balances that exceed the due date and estimates the portion, if any, of the balance that will not be collected. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to earnings and a credit to trade accounts receivable. Bad debt expense has not been material to the financial statements.

UNBILLED REVENUE

Included in accounts receivable at December 31, 2003 and 2002 is unbilled revenue of $1,058,590 and $658,488, respectively. At June 30, 2004, unbilled revenue of $1,126,466 (unaudited) is included in accounts receivable.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the related assets.

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which provides companies an alternative to accounting for stock-based compensation as prescribed under APB Opinion No. 25.

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)

SFAS No. 123 encourages, but does not require, companies to recognize compensation expense for stock-based awards based on their fair market value at the date of grant. SFAS No. 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB No. 25) provided that pro-forma disclosures are made of what net income would have been had the new fair value method been used. The required disclosures were amended in December 2002 with the issuance of SFAS No. 148, Accounting for Stock Based Compensation
- Transition and Disclosure. The Company has adopted the disclosure requirements of SFAS No.123 as amended by SFAS No. 148, but will continue to account for stock-based compensation under APB No. 25.

At June 30, 2004 and December 31, 2003 and 2002, the Company has a stock-based compensation plan which is more fully described in Note E. No stock-based employee compensation cost is reflected in net income for the unaudited period ended June 30, 2004 or for the years ended December 31, 2003 and 2002. There would have been no effect on net income if the Company had applied the fair
value   recognition   provisions  of  SFAS  No.  123  to  stock-based   employee
compensation.

BUSINESS COMBINATIONS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, which requires that all future business combinations be recorded using the purchase method of accounting. The Company adopted SFAS No. 141 and it provisions effective July 1, 2001.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

REVENUE RECOGNITION

The  Company  has three  primary  sources  of  revenue.  One  source is from the distribution of internet advertising, which comprised approximately 79% (unaudited) for the six month period ended June 30, 2004 and 60% and 65% of total revenues for the years ended December 31, 2003 and 2002, respectively. Revenue is recognized when users visit and complete actions at an advertiser's website. Recorded revenue is based upon reports generated by the Company's tracking software.

A second source of revenue is from purchasing and tracking direct response media for customers. This revenue comprised approximately 14% (unaudited) for the six month period ended June 30, 2004 and 29% and 21% of total revenues for the years ended December 31, 2003 and 2002, respectively. The Company recognizes this revenue when the media is aired. Amounts received from customers in advance are included in customer advances and totaled approximately $31,000 (unaudited) at June 30, 2004 and $44,000 and $453,000 at December 31, 2003 and 2002,
respectively.

A third source of revenue is primarily from the production of direct response advertising programs for clients. Production generally takes eight to 12 weeks and the Company usually collects amounts up front and at various points throughout production. This revenue category also includes other miscellaneous services such as website development. Revenue from this category comprised approximately 7% (unaudited) for the six month period ended June 30, 2004 and 11% and 14% of total revenues for the years ended December 31, 2003 and 2002, respectively. Revenue is recognized when the programs are complete

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)

and have been delivered or are available for immediate and unconditional delivery.

Amounts received from customers prior to the completion of commercials are included in customer advances and totaled approximately $184,000 (unaudited) at June 30, 2004 and $100,000 and $138,000 at December 31, 2003 and 2002,
respectively. Direct costs associated with the production of commercials in process are included in deferred production costs and totaled approximately $63,000 (unaudited) at June 30, 2004 and $103,000 and $11,000 at December 31,
2003 and 2002, respectively.

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                  June 30, 2004              December 31,
                                  Useful Lives     (Unaudited)           2003             2002
                                  -------------- ----------------- ----------------- ---------------
Equipment                            5 years     $     407,632     $     367,028     $     222,882
Furniture and fixtures               7 years           172,455             7,650             7,650
Leasehold improvement                6 years            13,693                 -                 -
Software                          3 to 5 years         791,445           791,445           791,445
                                                 ----------------- ----------------- ---------------
                                                     1,385,225         1,166,123         1,021,977
Less accumulated depreciation                         (672,242)         (607,690)         (385,798)
                                                 ----------------- ----------------- ---------------
                                                 $     712,983     $     558,433     $     636,179
                                                 ================= ================= ===============

NOTE C - ACQUISITION OF IFACTZ

Effective February 2002, the Company acquired all of the outstanding shares of iFactz, Inc. (an entity with stockholders common to both entities) in exchange for 2,000,000 of the Company's shares. The value of the Company's shares was estimated to be $.27 per share (based on a recent stock transaction) and totaled $540,000. The sole asset of iFactz was developed software that tracks offline media sources. The Company has allocated the full purchase price to software and has included it with property and equipment. The software is being amortized using the straight-line method over an estimated useful life of five years. The consolidated financial statements include the operating results of iFactz from the date of acquisition.

NOTE D - STOCKHOLDERS' EQUITY

TREASURY STOCK

During 2002, the Company purchased 78,806 shares of its common stock from a former employee for $580. The price was based on the amount originally paid for the shares. During 2003, the Company purchased 45,000 shares of its common stock from two stockholders for a total of $15,000.

NOTES RECEIVABLE - COMMON STOCK

Prior to 2002, the Company issued 205,000 shares of its common stock to three Company officers in exchange for promissory notes totaling $55,350. The value of the shares was based upon management's estimate of the fair value of the shares in June 2001. These notes mature in June 2006 and bear interest at

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)

the Mid-Term Applicable Federal Rate in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended. The notes receivable are included as a reduction of stockholders' equity.

NOTE E - STOCK OPTION PLAN

The Company's stock option plan (the Plan) was approved by the stockholders of the Company effective February 2000. A maximum of 750,000 shares of the Company's common stock may be issued under the Plan. The maximum term of the stock options granted is 10 years and most optionees vest in the options over a 24-month period.

The purpose of the Plan is to provide additional incentives to officers, other key employees and directors of and important consultants to the Company by encouraging them to invest in shares of the Company's common stock and, thereby, acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress.

Options under the Plan may be options which qualify under Section 422 of the Internal Revenue Code (Incentive Stock Options) or options which do not qualify under Section 422 (Nonqualified Options). The following table summarizes option activity:

                                                                                                Weighted
                                                                                                 Average
Year ended December 31, 2002                                                     Shares       Exercise Price
                                                                            ---------------- ---------------
   Stock option activity outstanding at beginning of year                      160,800       $      2.25
     Granted                                                                    76,250              2.25
     Expired or surrendered                                                   (149,500)            (2.25)
                                                                            ---------------- ---------------
     Outstanding at end of year                                                 87,550       $      2.25
                                                                            ================ ===============

   Exercisable at end of year                                                   25,275       $      2.25
                                                                            ================ ===============

Year ended December 31, 2003
   Stock option activity outstanding at beginning of year                       87,550       $      2.25
     Granted                                                                   241,150              2.25
     Expired or surrendered                                                    (10,500)            (2.25)
                                                                            ---------------- ---------------
     Outstanding at end of year                                                318,200       $      2.25
                                                                            ================ ===============

   Exercisable at end of year                                                   52,050       $      2.25
                                                                            ================ ===============

Six months ended June 30, 2004 (unaudited)
   Stock option activity outstanding at beginning of period                    318,200       $      2.25
     Granted                                                                   121,900              2.55
     Exercised                                                                  (1,000)            (2.25)
     Expired or surrendered                                                    (55,000)            (2.25)
                                                                            ---------------- ---------------
     Outstanding at end of period                                              384,100       $      2.34
                                                                            ================ ===============

   Exercisable at June 30, 2004                                                 83,800       $      2.25
                                                                            ================ ===============

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)

The weighted average life of the options is five years. The estimated fair value of stock options at the time of the grant using the Black-Scholes option pricing model was as follows at June 30, 2004 (unaudited) and December 31, 2003 and 2002:

Fair value per option                     $      -
Assumptions:
   Annualized dividend yield                     0%
   Expected volatility                           0%
   Risk free interest rate                       4%
   Expected option terms (in years)              5

NOTE F - LEASES

The Company has noncancelable operating lease agreements for buildings and equipment. Future minimum lease payments required under the operating leases are as follows at December 31, 2003:

2004                                     $       25,040
2005                                            219,732
2006                                            225,225
2007                                            230,856
2008                                            236,627
Thereafter                                      304,694
                                         ----------------
                                         $    1,242,174
                                         ================

Rent expense for all operating leases was approximately $81,000 (unaudited) for the six month period ended June 30, 2004 and $133,000 and $113,000 for the years ended December 31, 2003 and 2002, respectively.

NOTE G - INCOME TAXES

The provision for income taxes consists of the following:

                                                           June 30,                          December 31,
                                                    2004              2003              2003              2002
                                              ----------------- ----------------- ----------------- -----------------
                                                          (Unaudited)
Current
   Federal                                    $      618,000    $      271,000    $      681,000    $            -
   State                                             106,000            46,000           116,000                 -
                                              ----------------- ----------------- ----------------- -----------------
                                                     724,000           317,000           797,000                 -

Deferred
   Federal                                            (1,000)          189,000           209,000           142,000
   State                                                   -            32,000            36,000            25,000
                                              ----------------- ----------------- ----------------- -----------------
                                                      (1,000)          221,000           245,000           167,000
                                              ----------------- ----------------- ----------------- -----------------
                                              $      723,000    $      538,000    $    1,042,000    $      167,000
                                              ================= ================= ================= =================

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)

The income tax expense differs from the amount computed using the statutory federal income tax rate as follows:

                                                           June 30,                          December 31,
                                                    2004              2003              2003              2002
                                              ----------------- ----------------- ----------------- -----------------
                                                          (Unaudited)
Income tax expense at federal statutory rate  $      631,000    $      466,000    $      899,000    $      117,000
State tax expense, net of federal benefit             67,000            50,000            96,000            13,000
Amortization of acquired software                     20,000            20,000            41,000            34,000
Other                                                  5,000             2,000             6,000             3,000
                                              ----------------- ----------------- ----------------- -----------------
                                              $      723,000    $      538,000    $    1,042,000    $      167,000
                                              ================= ================= ================= =================

Tax effects of temporary differences that give rise to the deferred tax assets and liabilities relate to the following:

                                                June 30, 2004              December 31,
Deferred tax assets                              (Unaudited)          2003              2002
                                              ----------------- ---------------- ------------------
   Accrued liabilities                        $       24,000    $       11,000   $      228,000
   Other                                               2,000             5,000           10,000

Deferred tax liabilities
   Depreciation and amortization                     (64,000)          (55,000)         (32,000)
                                              ----------------- ---------------- ------------------
     Net deferred tax (liabilities) assets    $      (38,000)   $      (39,000)  $      206,000
                                              ================= ================ ==================

During 2003, the Company used federal and state net operating loss carryforwards to offset taxable income of approximately $602,000.

NOTE H - CREDIT CONCENTRATIONS

The Company maintains its cash accounts with a commercial bank that has branches located in the Tampa Bay area of Florida. Deposits at this bank exceeded federal insurance limits by approximately $3,981,000 at December 31, 2003.

NOTE I - SIGNIFICANT CUSTOMERS AND SUPPLIERS

71% (unaudited) of the Company's revenue was from three customers for the six month period ended June 30, 2004. For 2003 and 2002, 53% and 62%, respectively, of the Company's revenue was from three customers and four customers.

As of June 30, 2004, eight customers comprised approximately 87% (unaudited) of total accounts receivable. As of December 31, 2003 and 2002, five and six customers comprised approximately 89% and 86% of total accounts receivable, respectively.

The Company utilizes the services of a media supplier which accounts for approximately 29% (unaudited) of the Company's cost of sales for the six month period ended June 30, 2004 and 35% and 30% of the Company's cost of sales for 2003 and 2002, respectively.

SENDTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
JUNE 30, 2004 AND 2003 (UNAUDITED)


NOTE J - RETIREMENT PLAN

Effective  January 1, 2003,  the Company  established  a SIMPLE IRA savings plan
(Plan) which is maintained for the benefit of all eligible employees who have completed six months of service. The Plan allows employees to make certain tax deferred voluntary contributions. The Company contributes to the Plan such amounts as deemed appropriate. Contributions made by the Company totaled approximately $32,000 (unaudited) for the six months ended June 30, 2004 and $57,000 for the year ended December 31, 2003.

                               THEGLOBE.COM, INC.
         INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                                                           Page
                                                                           ----

Introduction to Pro Forma Condensed Consolidated Financial
     Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  PF-2

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2004. . . .  PF-4

Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003. . . . . . . . . . . . . . . . . . . . . . .  PF-5

Pro Forma Condensed Consolidated Statement of Operations for the six
     months ended June 30, 2004 . . . . . . . . . . . . . . . . . . . . .  PF-6

Notes to Pro Forma Condensed Consolidated Financial Statements. . . . . .  PF-7

                               THEGLOBE.COM, INC.
                            INTRODUCTION TO PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


The following pro forma condensed consolidated financial statements give effect to the acquisition of SendTec, Inc. ("SendTec") by theglobe.com, inc. ("theglobe" or the "Company"), which was completed on September 1, 2004. The pro forma condensed consolidated balance sheet of theglobe as of June 30, 2004 has been prepared as if the Company's acquisition of SendTec had been consummated on June 30, 2004. The pro forma condensed consolidated statements of operations of theglobe for the year ended December 31, 2003 and the six months ended June 30, 2004 are presented as if the Company's acquisition of SendTec occurred on January 1, 2003 and the effect was carried forward through the balance of the year 2003 and the six month period ended June 30, 2004.

Pursuant to the terms of the agreement and plan of merger, theglobe paid or will pay consideration consisting of: (i) $6,000,000 in cash, (ii) the issuance of an aggregate of 17,500,000 shares of theglobe's Common Stock, (iii) the issuance of an aggregate of 175,000 shares of Series H Automatically Converting Preferred Stock (the "Series H Preferred Stock"), and (iv) a subordinated promissory note in the amount of $1,000,000 (the note bears interest at the rate of 4% per annum and matures in one lump sum of principal and interest on the first anniversary date of the note).

The Series H Preferred Stock will vote with the holders of theglobe.com Common Stock on all matters on an "as-converted" basis. The Series H Preferred Stock will automatically convert into shares of theglobe's Common Stock on a 1 for 100 basis at such time as theglobe files an amendment to its certificate of incorporation to increase its authorized shares of Common Stock from 200,000,000 to at least 300,000,000 (the "Certificate of Amendment"). theglobe intends to seek shareholder authorization for such amendment at its annual meeting of stockholders anticipated to be held in November 2004. In the event the Certificate of Amendment is not approved for any reason, then the remaining Series H Preferred Stock may be converted into a promissory note under certain circumstances.

theglobe also issued an aggregate of approximately 4,000,000 replacement options to acquire shares of theglobe's Common Stock for each of the issued and outstanding options to acquire shares of SendTec common stock held by employees of SendTec. Of these replacement stock options, approximately 3,270,000 have exercise prices of $0.06 per share and approximately 700,000 have exercise prices of $0.27 per share. theglobe also agreed to grant an aggregate of 250,000 options to other employees of SendTec at an exercise price of $0.34 per share.

As part of the acquisition, certain executives of SendTec entered into new employment agreements with SendTec. The employment agreements each have a term of five years and automatically renew for an additional year at expiration unless either party provides the requisite notice of non-renewal. The agreements also contain certain non compete provisions for periods as specified by the agreements.

                               THEGLOBE.COM, INC.
                            INTRODUCTION TO PRO FORMA
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                   (CONTINUED)

In addition, warrants to acquire up to an additional 2,500,000 shares of theglobe Common Stock at an exercise price of $0.27 per share will be issued to SendTec shareholders when and if SendTec achieves certain operating income, as defined, for the year ending December 31, 2005. The warrants will be exercisable for five years. theglobe also intends to establish a bonus option pool pursuant to which various employees of SendTec could earn options to acquire an aggregate of 1,000,000 shares of theglobe's Common Stock at an exercise price of $0.27 per share if the aforementioned operating income target is achieved. Due to the contingent nature of these warrants and options, no adjustments have been included in the accompanying pro forma condensed consolidated financial statements as a result of the issuance of such warrants and options.

The pro forma condensed consolidated financial statements are based upon available information and certain assumptions considered reasonable by management. The pro forma condensed consolidated financial statements reflect theglobe's preliminary purchase price allocation, which will be subject to further adjustment as theglobe finalizes the allocation of purchase price in accordance with generally accepted accounting principles. The pro forma condensed consolidated financial statements do not represent what the Company's financial position would have been assuming the completion of the Company's acquisition of SendTec had occurred on June 30, 2004, or what the Company's results of operations would have been assuming the completion of the Company's acquisition of SendTec had occurred on January 1, 2003, nor do they project the Company's financial position or results of operations at any future date or for any future period. These pro forma condensed consolidated financial statements should be read in conjunction with the other financial statements included herein.

                               THEGLOBE.COM, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 2004
                                   (UNAUDITED)

                                                           theglobe         SENDTEC         PRO FORMA           PRO FORMA
                                                          HISTORICAL       HISTORICAL        ADJUSTMENTS        ADJUSTED
                                                         -------------    -------------    -------------      --------------
Assets
Current Assets:
     Cash and cash equivalents                         $   20,049,601   $    2,861,441    $  (6,000,000)(a) $    16,911,042
     Marketable securities                                     42,960                -                -              42,960
     Accounts receivable, net                                 698,481        4,242,990          (10,000)(e)       4,931,471
     Inventory, net                                         1,302,145                -                -           1,302,145
     Prepaid and other current assets                       2,094,348          192,251                -           2,286,599
                                                         -------------    -------------    -------------      --------------

        Total current assets                               24,187,535        7,296,682       (6,010,000)         25,474,217

Intangible assets, net                                        210,144                -        1,800,000 (c)       2,010,144

Goodwill                                                            -                -       10,741,297 (c)      10,741,297

Property and equipment, net                                 3,815,714          712,983          314,480 (c)       4,843,177

Other assets                                                   35,625           50,104          (33,444)(d)          52,285
                                                         -------------    -------------    -------------      --------------

        Total assets                                   $   28,249,018   $    8,059,769    $   6,812,333     $    43,121,120
                                                         =============    =============    =============      ==============

Liabilities and Stockholders' Equity
Current Liabilities:
     Accounts payable                                  $    2,250,585   $    2,784,576    $     (10,000)(e) $     5,025,161
     Accrued expenses and other current liabilities         1,109,518          395,576           26,206 (d)       1,856,300
                                                                                                325,000 (b)
     Customer advances                                              -          215,470                -             215,470
     Income taxes payable                                           -                -                -                   -
     Deferred tax liability                                         -           38,000                -              38,000
     Deferred revenue                                         179,704                -                -             179,704
     Notes payable and current portion of long-term debt      318,954                -        1,000,000 (a)       1,318,954
                                                         -------------    -------------    -------------      --------------

        Total current liabilities                           3,858,761        3,433,622        1,341,206           8,633,589

Long-term debt                                                 43,114                -                -              43,114
Other long-term liabilities                                   158,744                -                -             158,744
                                                         -------------    -------------    -------------      --------------

        Total liabilities                                   4,060,619        3,433,622        1,341,206           8,835,447
                                                         -------------    -------------    -------------      --------------

Stockholders' Equity:
     Preferred stock, at liquidation value                          -                -           17,500 (a)          17,500
     Common stock                                             138,660            4,378           17,500 (a)         156,160
                                                                                                 (4,378)(c)
     Additional paid-in capital                           270,740,529        2,488,738        9,677,500 (a)     280,802,803
                                                                                                384,774 (a)
                                                                                             (2,488,738)(c)
     Treasury stock, at cost                                 (371,458)         (75,580)          75,580 (c)        (371,458)
     Notes receivable on common stock                               -          (55,350)          55,350 (d)               -
     Accumulated other comprehensive income                         -                -                                    -
     Retained earnings / (Accumulated deficit)           (246,319,332)       2,263,961       (2,263,961)(c)    (246,319,332)
                                                         -------------    -------------    -------------      --------------

        Total stockholders' equity                         24,188,399        4,626,147        5,471,127          34,285,673
                                                         -------------    -------------    -------------      --------------

        Total liabilities and stockholders' equity     $   28,249,018   $    8,059,769    $   6,812,333     $    43,121,120
                                                         =============    =============    =============      ==============

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                               THEGLOBE.COM, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (UNAUDITED)

                                                     theglobe         SENDTEC       PRO FORMA        PRO FORMA
                                                    HISTORICAL       HISTORICAL    ADJUSTMENTS        ADJUSTED
                                                    ------------     ----------    -----------      ------------
Net revenue:
     Marketing services                           $           -    $22,729,512    $         -     $  22,729,512
     Advertising                                      2,555,002              -              -         2,555,002
     Magazine sales                                   2,014,458              -              -         2,014,458
     Electronic commerce and other                    1,462,911              -              -         1,462,911
     Telephony services                                 548,081              -              -           548,081
                                                    ------------     ----------    -----------      ------------

        Total net revenue                             6,580,452      22,729,512             -        29,309,964
                                                    ------------     ----------    -----------      ------------

Operating expenses:
     Cost of marketing services sold                          -     15,978,944              -        15,978,944
     Cost of products and publications sold           3,252,498              -              -         3,252,498
     Data communications, telecom and network
      operations                                      1,448,840              -              -         1,448,840
     Sales and marketing                              3,297,897              -      1,434,711 (i)     4,732,608
     Product development                                902,415              -              -           902,415
     General and administrative                       5,253,755      3,908,018     (1,434,711)(i)     8,124,459
                                                                                      397,397 (k)
     Depreciation                                       257,560        221,892         62,756 (f)       542,208
     Amortization of intangibles                         72,182              -        360,000 (f)       432,182
     Impairment charge                                  908,384              -              -           908,384
                                                    ------------     ----------    -----------      ------------

        Total operating expenses                     15,393,531      20,108,854       820,153        36,322,538
                                                    ------------     ----------    -----------      ------------

Loss from operations                                 (8,813,079)     2,620,658       (820,153)       (7,012,574)
                                                    ------------     ----------    -----------      ------------

Other income (expense), net:
     Interest income (expense), net                  (1,777,689)        23,952         (2,769)(h)    (1,796,506)
                                                                                      (40,000)(l)

     Other expense, net                                (443,629)             -              -          (443,629)
                                                    ------------     ----------    -----------      ------------

        Other expense, net                           (2,221,318)        23,952        (42,769)       (2,240,135)
                                                    ------------     ----------    -----------      ------------

Loss before income taxes                            (11,034,397)     2,644,610       (862,922)       (9,252,709)
     Income taxes                                             -      1,042,000     (1,042,000)(j)             -
                                                    ------------     ----------    -----------      ------------

Net loss                                          $ (11,034,397)   $ 1,602,610    $   179,078     $  (9,252,709)
                                                    ============     ==========    ===========      ============

Basic and diluted net loss per common share                                                       $       (0.13)
                                                                                                    ============

Weighted average basic and diluted shares outstanding                                                73,711,000
                                                                                                    ============

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                                THEGLOBE.COM INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2004
                                   (UNAUDITED)

                                                        theglobe         SENDTEC        PRO FORMA         PRO FORMA
                                                       HISTORICAL       HISTORICAL     ADJUSTMENTS        ADJUSTED
                                                      ------------     -----------     -----------      ------------
Net revenue:
     Marketing services                             $           -    $ 17,633,235   $     (10,000)(g) $  17,623,235
     Advertising                                          804,082               -               -           804,082
     Magazine sales                                       236,651               -               -           236,651
     Electronic commerce and other                        434,141               -               -           434,141
     Telephony services                                   207,353               -               -           207,353
                                                      ------------     -----------     -----------      ------------

        Total net revenue                               1,682,227      17,633,235         (10,000)       19,305,462
                                                      ------------     -----------     -----------      ------------

Operating expenses:
     Cost of marketing services sold                            -      12,892,834               -        12,892,834
     Cost of products and publications sold             1,193,889               -               -         1,193,889
     Data communications, telecom and network
       operations                                       2,299,537               -               -         2,299,537
     Sales and marketing                                2,726,856               -         961,295 (i)     3,678,151
                                                                                          (10,000)(g)
     Product development                                  372,059               -               -           372,059
     General and administrative                         3,635,900       2,748,811        (961,295)(i)     5,546,060
                                                                                          122,644 (k)
     Depreciation                                         492,350         126,341          42,646 (f)       661,337
     Amortization of intangibles                           42,343               -         180,000 (f)       222,343
                                                      ------------     -----------     -----------      ------------

        Total operating expenses                       10,762,934      15,767,986         335,290        26,866,210
                                                      ------------     -----------     -----------      ------------

Loss from operations                                   (9,080,707)      1,865,249        (345,290)       (7,560,748)
                                                      ------------     -----------     -----------      ------------

Other expense, net:
     Interest income (expense), net                      (802,123)         11,635          (1,452)(h)      (791,940)
     Other expense, net                                  (134,829)        (19,974)              -          (154,803)
                                                      ------------     -----------     -----------      ------------

        Other expense, net                               (936,952)         (8,339)         (1,452)         (946,743)
                                                      ------------     -----------     -----------      ------------

Loss before income taxes                              (10,017,659)      1,856,910        (346,742)       (8,507,491)
     Income taxes                                               -         723,000        (723,000)(j)             -
                                                      ------------     -----------     -----------      ------------

Net loss                                            $ (10,017,659)   $  1,133,910   $     376,258     $  (8,507,491)
                                                      ============     ===========     ===========      ============

Basic and diluted net loss per common share                                                           $       (0.06)
                                                                                                        ============

Weighted average basic and diluted shares outstanding                                                   137,914,000
                                                                                                        ============

The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                               THEGLOBE.COM, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1. HISTORICAL FINANCIAL STATEMENTS

The  historical   financial   data  presented  in  these  pro  forma   condensed
consolidated financial statements includes the historical balance sheet of theglobe and SendTec at June 30, 2004 and the historical statements of operations of theglobe and SendTec for the year ended December 31, 2003 and for the six months ended June 30, 2004.

NOTE 2. PRO FORMA ADJUSTMENTS

Adjustments included in the column under the heading "Pro Forma Adjustments" include the following:

BALANCE SHEET

(a). Represents the consideration paid or payable by theglobe for the acquisition of SendTec, including: (i) $6.0 million in cash; (ii) a $1.0 million subordinated promissory note; (iii) the issuance of 17.5 million shares of theglobe's Common Stock plus preferred shares convertible into an additional
17.5 million shares of theglobe's Common Stock; and (iv) the granting of replacement stock options to former employees of SendTec to purchase an aggregate of approximately 4.0 million shares of theglobe's Common Stock. The valuation assigned to the common stock, preferred shares and replacement stock options issued as a result of the acquisition was based on the closing price of theglobe.com Common Stock on August 25, 2004. The pro forma amounts also assume that no stockholders of SendTec exercise dissenter's appraisal rights.

(b). Represents estimated transaction costs, including banking, legal and accounting expenses incurred in connection with theglobe's acquisition of SendTec.

(c). Represents the preliminary allocation of the purchase price paid for the acquisition of SendTec, including: (i) the assignment of values to specifically identifiable assets and liabilities; (ii) the recording of the excess of purchase price over individual assigned values to goodwill; and (iii) the elimination of the historical stockholders' equity balances of SendTec.

(d). Represents adjustments related to the repayment of outstanding loans, including principal and accrued interest portions, by three (3) officers of SendTec from the proceeds of bonuses paid to such officers in August 2004, including payments made to these officers for income tax gross-ups.

(e). Represents the elimination of accounts receivable and accounts payable balances due to SendTec from theglobe at June 30, 2004.

                               THEGLOBE.COM, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 2. PRO FORMA ADJUSTMENTS (CONTINUED)

STATEMENT OF OPERATIONS

(f).  Adjustment  to  recognize  the  incremental  amortization  of  capitalized software and the amortization of intangible assets related to employee non-compete agreements based upon preliminary values assigned to assets acquired in SendTec merger.

(g). Adjustment to eliminate revenue billed by SendTec to theglobe against the related sales and marketing expense recorded by theglobe.

(h). Adjustment to eliminate interest income recorded in connection with loans to three (3) officers of SendTec which were repaid in August 2004.

(i). Adjustment to reclassify certain sales and marketing expenses recorded by SendTec to conform to classification methods used by theglobe.

(j). Adjustment to eliminate income tax expense recorded by SendTec based upon the planned filing of theglobe and SendTec consolidated income tax returns.

(k). Adjustment to record amortization of deferred compensation related to replacement stock options granted to former employees of SendTec.

(l). Adjustment to record interest expense related to the $1.0 million subordinated promissory note issued in connection with the SendTec acquisition.

(m). The weighted average basic and diluted shares outstanding for the six months ended June 30, 2004 and the twelve months ended December 31, 2003 assume the conversion of the preferred shares into shares of theglobe.com Common Stock as of January 1, 2003.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee of the board of directors operates under a written charter adopted by the board of directors. The members of the committee are Michael S. Egan, Edward A. Cespedes, and Robin S. Lebowitz. In as much as the Board does not currently have any non-employee directors, and all audit committee members are also employees of the Company, none of the current committee members are considered "independent" within the meaning of applicable NASD rules.

Management is responsible for the company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee's responsibility is to monitor and oversee these processes.

In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

The company's independent accountants also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm's independence.

Based upon the audit committee's discussion with management and the independent accountants and the audit committee's review of the representation of management and the report of the independent accountants to the committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in the company's annual report on Form 10-KSB for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

                                AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                Michael S. Egan
                                Edward A. Cespedes
                                Robin Segaul Lebowitz

                       APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Rachlin Cohen & Holtz LLP ("Rachlin Cohen") Fort Lauderdale, Florida as the firm of independent public accountants to audit our books and accounts for the fiscal years ended December 31, 2004. There will be a representative from Rachlin Cohen in attendance at the annual meeting, who will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

AUDIT FEES. The aggregate fees billed by Rachlin Cohen for professional services rendered for the audit of our annual financial statements for fiscal years 2003 and 2002 and the reviews of the financial statements included in our Forms 10-Q and 10-K or 10-KSB, as appropriate, were $202,977 and $133,000, respectively.

AUDIT-RELATED FEES. During the last two fiscal years, Rachlin Cohen provided the Company with the following services that are reasonably related to the performance of the audit of our financial statements:

      Assurance and related services related to audits and review for various SEC filings (including S-8's, proxy and private placements) $8,641 for 2003 and $0 for 2002

      Other services relating to consultation and research of various accounting pronouncements and technical issues $7,633 for 2003 and $0 for 2002

TAX FEES. The aggregate fees billed for tax services provided by Rachlin Cohen in connection with tax compliance, tax consulting and tax planning services for the fiscal years ended December 31, 2003 and December 31, 2002, were $78,079 and $10,700, respectively.

ALL OTHER FEES. Except as described above, the Company had no other fees for services provided by Rachlin Cohen for the fiscal years ended December 31, 2003 and December 31, 2002.

PRE-APPROVAL OF SERVICES BY THE EXTERNAL AUDITOR. In April of 2004, the Audit Committee adopted a policy for pre-approval of audit and permitted non-audit services by the Company's external auditor. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its external auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case by case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Of the Audit-Related Fees and Tax Fees described above, the Audit Committee, approved of the audit related engagements but did not approve the tax related services. All such tax related services will be subject to pre-approval by the Audit Committee in the future.

                          STOCKHOLDER PROPOSALS FOR THE
                               2005 ANNUAL MEETING

We welcome comments and suggestions from our stockholders. Here are the ways a stockholder may present a proposal for consideration by the other stockholders at our 2005 Annual Meeting:

In our Proxy Statement. If a stockholder wants to submit a proposal for inclusion in our proxy statement and form of proxy under Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") for the 2005 Annual Meeting of Stockholders, we must receive the proposal in writing on or before 5 p.m., Eastern time, January 20, 2005.

At the Annual Meeting. Under our By-Laws, if a stockholder wishes to nominate a director or bring other business before the stockholders at the 2005 Annual Meeting, we must receive the stockholder's written notice not less than 60 days nor more than 90 days prior to the date of the annual meeting, unless we give our stockholders less than 70 days' notice of the date of our 2005 Annual Meeting. If we provide less than 70 days' notice, then we must receive the stockholder's written notice by the close of business on the 10th day after we provide notice of the date of the 2005 Annual Meeting. The notice must contain the specific information required in our By-Laws. A copy of our By-Laws may be obtained by writing to the Corporate Secretary. If we receive a stockholder's proposal within the time periods required under our By-Laws, we may choose, but are not required, to include it in our proxy statement. If we do, we may tell the other stockholders what we think of the proposal, and how we intend to use our discretionary authority to vote on the proposal.

Under our by-laws, a stockholder's notice nominating a person for election as a director must contain specific information about the proposed nominee and the nominating stockholder. If our chairman determines that a nomination was not made in the manner described in our by-laws, the nomination will be disregarded. Similarly, a stockholder's notice proposing the conduct of business must contain specific information about the business and about the proposing stockholder. If our chairman determines that business was not properly brought before the meeting in the manner described in our by-laws, the business will not be conducted.

By requiring advance notice of nominations by holders of our Common Stock, our by-laws afford our board an opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by our board, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, our by-laws also provide an orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board, provides our board with an opportunity to inform stockholders, before meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to our board's position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend a meeting or to grant a proxy regarding the disposition of any business.

Delivering a Separate Proxy Statement. We will not use our discretionary voting authority if a stockholder submits a proposal within the time period required under our By-Laws, and also provides us with a written statement that the stockholder intends to deliver his/her own proxy statement and form of proxy to our stockholders. Persons who wish to deliver their own proxy statement and form of proxy should consult the rules and regulations of the SEC.

All proposals should be made in writing and sent via registered, certified or express mail, to our executive offices, 110 East Broward Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, Attention: Robin S. Lebowitz, Corporate Secretary.

                                 OTHER BUSINESS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned in this proxy statement is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their judgment.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Michael S. Egan
                                         -----------------------
                                         Michael S. Egan
                                         Chief Executive Officer


Fort Lauderdale, Florida
October 29, 2004

                                    EXHIBIT A
                            CERTIFICATE OF AMENDMENT
                       TO THE FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               THEGLOBE.COM, INC.

      the  globe.com,  inc., a corporation  organized and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation (the "Amendment"), declaring said Amendment to be advisable and in the best interests of the Corporation.

1. Section IV A of the Fourth Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

                                       IV

      A. Authorized Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is five hundred three million (503,000,000) shares divided into the following classes:

            1. Five hundred million (500,000,000) shares of Common Stock each having a par value of one-tenth of one cent ($0.001) per share (the "Common Stock"). Each share of Common Stock shall entitle the holder thereof to one vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation; and

            2. Three million (3,000,000) shares of Preferred Stock, each having a par value of one-tenth of one cent ($0.001) per share (the "Preferred Stock").

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, and at the annual meeting of the stockholders of the Corporation, the necessary number of shares as required by statute were voted in favor of the Amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation shall be effective when filed with the Delaware Secretary of State.

      IN  WITNESS  WHEREOF,   the  undersigned,   being  the  President  of  the
Corporation, has caused this Certificate of Amendment to be signed on this ___ day of _______________, 2004.



                                               theglobe.com, inc.


                                               -------------------------------
                                               By Edward A. Cespedes
                                               Its: President

                                    EXHIBIT B

                             2000 STOCK OPTION PLAN

                 AS AMENDED AND RESTATED AS OF DECEMBER 1, 2004


      1. Purpose. The purpose of this Plan is to strengthen theglobe.com, inc., a Delaware corporation (the "Company"), by providing an incentive to its employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and extraordinary efforts through the grant of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock Awards (as each term is herein defined). This Plan is now amended and restated in the following form effective as of December 1, 2004.

      2. Definitions. For purposes of the Plan:

            1.0 "Affiliate" means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

            2.0 "Agreement" means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Restricted Stock Award and setting forth the terms and conditions thereof.

            3.0 "Board" means the Board of Directors of the Company.

            4.0 "Cause" means:

      ( ) for purposes of Section 6.4, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries; and

      ( ) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of "Cause", the term "Cause" as used in the Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

      ( ) in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

            5.0 "Change in Capitalization" means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

            6.0 "Code" means the Internal Revenue Code of 1986, as amended.

            7.0 "Committee" means a committee, as described in section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

            8.0 "Company" means theglobe.com, inc., a Delaware corporation.

            9.0 "Consultant" means any consultant or advisor that qualifies as an "employee" within the meaning of rules applicable to Form S-8, as in effect from time to time, of the Securities Act of 1933, as amended.

            10.0 "Director" means a director of the Company.

            11.0 "Disability" means:

      ( ) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of "Disability", the term "Disability" as used in the Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

      ( ) in all other cases, the term "Disability" as used in the Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

            12.0 "Eligible Individual" means any director, officer or employee of the Company or a Subsidiary, or any consultant or advisor of the Company or a Subsidiary, designated by the Committee as eligible to receive Options or Restricted Stock subject to the conditions set forth herein.

            13.0 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            14.0 "Fair Market Value" on any date means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

            15.0 "Formula Option" means an Option granted pursuant to Section 6.

            16.0 "Grantee" means a person to whom a Restricted Stock Award has been granted under the Plan.

            17.0 "Incentive Stock Option" means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

            18.0 "Nonemployee Director" means a director of the Company who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

            19.0 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

            20.0 "Option" means a Nonqualified Stock Option, an Incentive Stock Option, a Formula Option, or any or all of them.

            21.0 "Optionee" means a person to whom an Option has been granted under the Plan.

            22.0 "Parent" means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

            23.0 "Permitted Transferee" means an Optionee's immediate family, trusts solely for the benefit of such family members and partnerships in which such family members and/or trusts are the only partners. For this purpose, "immediate family" of an Optionee means the Optionee's spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren.

            24.0 "Plan" means theglobe.com, inc. 2000 Stock Option Plan.

            25.0 "Pooling Transaction" means an acquisition of the Company in a transaction which is intended to be treated as a "pooling of interests" under generally accepted accounting principles.

            26.0 "Restricted Stock" means Shares of restricted stock issued or transferred to an Eligible Individual pursuant to Section 8.

            27.0 "Restricted Stock Award" means an award of Shares of Restricted Stock issued or transferred to an Eligible Individual pursuant to Section 8.

            28.0 "Shares" means the Common Stock, par value $0.001 per share, of the Company.

            29.0 "Subsidiary" means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) with respect to the Company.

            30.0 "Successor Corporation" means a corporation, or a parent or subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424 (a) of the Code applies.

            31.0 "Ten-Percent Stockholder" means an Eligible Individual, who, at, the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (l0%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

      3. Administration.

            1.0 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least two (2) Directors and may consist of the entire Board; provided, however, that if the Committee consists of less than the entire Board, each member shall be a Nonemployee Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting.

            2.0 No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

            3.0 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

      ( ) determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share subject to each Option, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

      ( ) select those Eligible Individuals to whom Restricted Stock Awards shall be granted under the Plan and to determine the number of Shares of Restricted Stock to be granted, the terms and conditions (which need not be identical) of each such Restricted Stock Award, and make any amendment or modification to any Agreement consistent with the terms of the Plan;

      ( ) to construe and interpret the Plan and any Agreements granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees, the Grantees and all other persons having any interest therein;

      ( ) to determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

      ( ) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

      ( ) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

      4. Stock Subject to the Plan; Grant Limitations.

            1.0 The maximum number of Shares that may be made the subject of Options and Restricted Stock Awards granted under the Plan is eight million (8,000,000). Upon a Change in Capitalization, the maximum number of Shares referred to in the first two sentences of this Section 4.1 shall be adjusted in number and kind pursuant to Section 10. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board. 2.0 Upon the granting of an Option or Restricted Stock Award, the number of Shares available under Section 4.1 for the granting of further Options and Restricted Stock Awards shall be reduced by the number of Shares in respect of which the Option or Restricted Stock Award is granted; provided, however, that if any Option (other than an Incentive Stock Option) is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment of the exercise price, the maximum number of Shares available under Section 4.1 shall be increased by the number of Shares so tendered.

            3.0 Whenever any outstanding Option or Restricted Stock Award or portion thereof expires, is canceled, is settled in cash (including the settlement of tax withholding obligations using Shares) or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Restricted Stock Award, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Option or Restricted Stock Award may again be the subject of Options or Restricted Stock Awards granted hereunder.


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


      5. Option Grants for Eligible Individuals.

            1.0 Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement.

            2.0 Exercise Price. The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set, forth in the Agreement; provided, however, that the exercise price per Share under each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

            3.0 Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, however, that the Committee may provide that an Option (other than an Incentive Stock Option) may, upon the death of the Optionee, be exercised for up to one (1) year following the date of the Optionee's death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

            4.0 Vesting. Subject to Section 7.4, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

            5.0 Deferred Delivery of Option Shares. The Committee may, in its discretion, permit Optionees to elect to defer the issuance of Shares upon the exercise of one or more Nonqualified Stock Options granted pursuant to the Plan. The terms and conditions of such deferral shall be determined at the time of the grant of the Option or thereafter and shall be set forth in the Agreement evidencing the grant.

            6.0 Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which Incentive Stock Options granted under the Plan and "incentive stock options" (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.6) are exercisable by an Optionee for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Stock Options.


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


      6. Option Grants for Nonemployee Directors.

            1.0 Grant. At the time when no further Shares are available for future grant pursuant to the Company's 1998 Stock Option Plan, Formula Options shall be granted to Eligible Directors as follows:

      ( ) Initial Grant for Subsequent Eligible Directors. Each Eligible Director who becomes a Director for the first time while this Plan is in effect, shall, upon becoming a Director, be granted Formula Option in respect of 25,000 Shares.

      ( ) Annual Grant. Each Eligible Director shall be granted a Formula Option in respect of 7,500 Shares on the first business day after the annual meeting of the stockholders of the Company in each year that the Plan is in effect provided that the Eligible Director is a Director on such date.

      All Formula Options shall be evidenced by an Agreement containing such other terms and conditions not inconsistent with the provisions of the Plan as determined by the Board; provided, however, that such terms shall not vary the price, amount or timing of Formula Options provided under this Section 6, including provisions dealing with vesting, forfeiture and termination of such Formula Options. An Eligible Director shall be granted Formula Options under this Plan only if the number of Shares subject to a Formula Option under the Company's 1998 Stock Option Plan is less than the amount of Shares required by such plan.

            2.0 Purchase Price. The purchase price for Shares under each Formula Option shall be equal to 100% of the Fair Market Value of such Shares on the date the Formula Option is granted.

            3.0 Vesting. Subject to Section 7.4, each Formula Option granted pursuant to this Section 6 shall become fully vested and exercisable with respect to an incremental 25% of the Shares subject thereto on each of the first four anniversaries of the date of grant; provided, however, in each case, that the Optionee continues to serve as a Director as of such date of vesting. Notwithstanding the foregoing (i) if an Optionee's service as a Director terminates for any reason, other than for Cause, then each Formula Option held by such Optionee shall become fully and immediately vested and exercisable as of such date of termination and (ii) if an Optionee's service as a Director terminates for Cause, then each Formula Option held by such Optionee, whether or not then vested and exercisable, shall immediately terminate and the Optionee shall have no further rights in such Formula Option as of such date of termination.

            4.0 Duration. Subject to Section 7.4, each Formula Option shall terminate on the date which is the tenth anniversary of the date of grant (or if later, the first anniversary of the date of the Director's death if such death occurs prior to such tenth anniversary), unless terminated earlier as follows:


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

      ( ) If an Optionee's service as a Director terminates for any reason other than for Cause, the Optionee (or in the event of death, by the person or persons to whom such rights shall pass by will or the laws of descent or distribution) may for a period of two (2) years after such termination exercise his or her Formula Option, after which time the Formula Option shall automatically terminate in full.

      ( ) If an Optionee's service as a Director terminates for Cause, the Formula Option granted to the Optionee hereunder shall immediately terminate in full and no rights thereunder may be exercised.

      7. Terms and Conditions Applicable to All Options.

            1.0  Non-Transferability.  No option  shall be  transferable  by the
Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option may be transferred to a Permitted Transferee, and for purposes of the Plan, such Permitted Transferee shall be deemed to be the Optionee. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

            2.0 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares upon such terms and conditions as determined by the Committee. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company (or withheld upon exercise) as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

            3.0 Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.


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


            4.0 Effect of Certain Transactions.

            ( ) In the event of a merger or consolidation of the Company with or into another corporation, or the sale of substantially all of the assets of the Company (a "Transaction"), each outstanding Option shall be assumed, or an equivalent option shall be substituted, by the Successor Corporation; provided, however, that, unless otherwise determined by the Committee, such Options shall remain subject to all of the conditions and restrictions which were applicable to such Options prior to such assumption or substitution. In the event that the Successor Corporation refuses to or does not assume the Option or substitute an equivalent option therefor, the Optionee shall have the right to exercise the Option as to all of the Shares subject to the Option as described below, including Shares as to which it would not otherwise be exercisable (a "Transaction Acceleration").

            ( ) Notwithstanding anything to the contrary contained in Section 7.4(a), in the event of a Transaction Acceleration, or in the event that the Committee determines to accelerate the exercisability of any Options in connection with any transaction involving the Company or its capital stock pursuant to Sections 5.4 and/or 6.3, the Committee may, in its sole discretion, authorize the redemption of the unexercised portion of the Option for a consideration per share of Common Stock equal to the excess of (i) the consideration payable per share of Common Stock in connection with such transaction, over (ii) the purchase price per Share subject to the Option.

      8. Restricted Stock.

            1.0 Grant. The Committee may grant Restricted Stock Awards to Eligible Individuals, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Restricted Stock Awards shall be subject to the terms and provisions set forth below in this Section 8.

            2.0 Rights of Grantees. Shares of Restricted Stock granted hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Restricted Stock Award is granted provided that the Grantee has executed such documents which the Committee may require as a condition to the issuance of such Shares. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

            3.0 Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

            4.0 Lapse of Restrictions. Subject to Section 8.5, restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Restricted Stock Award shall set forth any such restrictions.

            5.0 Effect of Certain Transactions. Unless the Committee shall determine otherwise at the time of the grant of a Restricted Stock Award, upon the occurrence of a Transaction, the Restricted Stock Award shall be assumed, or an equivalent award shall be substituted by the Successor Corporation; provided, however, that, unless otherwise determined by the Committee, such Restricted Stock Award shall remain subject to all of the conditions and restrictions which were applicable to the Restricted Stock Award prior to such Transaction. In the event that the Successor Corporation refuses to or does not assume the Restricted Stock Award or substitute an equivalent award therefor, any and all restrictions upon Shares of Restricted Stock shall lapse as of the date of the Transaction. The Agreement evidencing the Award shall set forth any such provisions.

            6.0 Treatment of Dividends. At the time a Restricted Stock Award is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

            7.0 Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

      9. Effect of a Termination of Employment. The Agreement evidencing the grant of each Option or Restricted Stock Award shall set forth the terms and conditions applicable to such Option or Restricted Stock Award upon a termination or change in the status of the employment of the Optionee or Grantee by the Company or a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which, except for Director Options, shall be as the Committee may, in its discretion, determine at the time the Option or Restricted Stock Award is granted or thereafter.


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


      10. Adjustment Upon Changes in Capitalization.

      ( ) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options and Restricted Stock Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other stock or securities with respect to which Options and Restricted Stock Awards may be granted to any Eligible Individual during any three (3) consecutive calendar year period, (iii) the number and class of Shares or other stock or securities which are subject to outstanding Options and Restricted Stock Awards granted under the Plan and the exercise price therefor, if applicable and (iv) the number and class of Shares or other securities in respect of which Director Options are to be granted under
Section 6.

      ( ) Any such adjustment in the Shares or other stock or securities subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

      ( ) Subject to Section 7.4 and Section 8.5, if, by reason of a Change in Capitalization, an Optionee or Grantee shall be entitled to an Option or Shares of Restricted stock in respect of new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Option or restricted Stock Award prior to such Change in Capitalization.

      11. Effect of Certain Transactions.

      Subject to Section 7.4, Section 8.5 or as otherwise provided in an Agreement, in the event of a Transaction, the Plan and the Options and Restricted Stock Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction each Optionee and each Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options and Restricted Stock Awards, upon exercise of any Option or the lapsing of any restrictions on Restricted Stock, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options prior to such Transaction.

      12. Interpretation.

      The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such rule shall be inoperative and shall not affect the validity of the Plan.


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


      13. Pooling Transactions.

      Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Transaction which is also intended to constitute a Pooling Transaction, the Committee shall take such actions, if any, as are specifically recommended by an independent accounting firm retained by the Company to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (a) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any Option, (b) providing that the payment or settlement in respect of any Option be made in the form of cash, Shares or securities of a successor or acquirer of the Company, or a combination of the foregoing, and (c) providing for the extension of the term of any Option to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any Option.

      14. Termination and Amendment of the Plan or Modification of Options and Restricted Stock Awards. The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Restricted Stock Award may be granted thereafter. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

      ( ) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Restricted Stock Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee, as applicable, nor shall any amendment, modification, suspension or termination deprive any Optionee or any Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

      ( ) to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

      15. Non-Exclusivity of the Plan.

      The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

      16. Limitation of Liability.

      As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

      ( ) give any person any right to be granted an Option or Restricted Stock Award other than at the sole discretion of the Committee;

      ( ) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

      ( ) limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any person at any time; or

      ( ) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

      17. Regulations and Other Approvals; Governing Law.

            1.0 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

            2.0 The obligation of the Company to sell or deliver Shares with respect to Options and Restricted Stock granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

            3.0 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

            4.0 Each Option and Restricted Stock Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of Options or Restricted Stock, or the issuance of Shares pursuant thereto, no Options or Restricted Stock shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

            5.0 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving a Restricted Stock Award or Shares pursuant to an Option granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended to reflect their status as restricted securities as aforesaid.


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


      18. Miscellaneous.

            1.0 Multiple Agreements. The terms of each Option and Restricted Stock Award may differ from other Options and Restricted Stock Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Restricted Stock Award to a given Eligible
Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Restricted Stock Awards previously granted to that Eligible Individual.

            2.0 Withholding of Taxes.

      ( ) At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares hereunder (a "Taxable Event"), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the "Withholding Taxes") prior to the issuance of such Shares. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in the Agreement, at the time of grant or at any time thereafter, that the Optionee or Grantee, in satisfaction of the obligation to pay Withholding Taxes, may elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

      ( ) If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

      1. Effective Date. The effective date of the Plan shall be as determined by the Board, subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware within twelve (12) months of the adoption of the Plan by the Board.

                        ANNUAL MEETING OF STOCKHOLDERS OF

                               THEGLOBE.COM, INC.

                                NOVEMBER 30, 2004

                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.

         |                                                              |
         |       Please detach and mail in the envelope provided.       |
         V                                                              V

--------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |x|
--------------------------------------------------------------------------------

1. Election of four (4) directors, to serve until the 2005 Annual Meeting of Stockholders.

                           NOMINEES

|_| FOR ALL NOMINEES       O  Michael S. Egan
                           O  Edward A. Cespedes
|_| WITHHOLD AUTHORITY     O  Robin Segaul Lebowitz
    FOR ALL NOMINEES       O  Paul Soltoff

|_| FOR ALL EXCEPT
    (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:
--------------------------------------------------------------------------------

                                                           FOR  AGAINST  ABSTAIN

2. To approve the amendment to the certificate of          |_|    |_|      |_|
   incorporation of the Corporation to increase the total authorized shares of common stock from 200,000,000 shares to 500,000,000 shares.

3. To approve the 2000 Stock Option Plan, as amended       |_|    |_|      |_|
   and restated.

4. In their discretion, upon any and all other matters that may properly come before the Annual Meeting.

THIS PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED FOR ALL LISTED NOMINEES TO SERVE AS DIRECTORS UNDER PROPOSAL 1 AND FOR THE MATTERS DESCRIBED IN PROPOSALS 2 AND 3, UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS SPECIFIED. WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR DETERMINATION.


--------------------------------------------------------------------------------
To change the address on your account, please check the box at          |_|
right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the
account may not be submitted via this method.
--------------------------------------------------------------------------------

Signature of
Stockholder ____________________________________________ Date: _________________

Signature of
Stockholder ____________________________________________ Date: _________________

NOTE: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY                                                                      PROXY
-----                                                                      -----

                               THEGLOBE.COM, INC.

                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

      The undersigned holder of common stock of theglobe.com, inc., revoking all proxies previously given, hereby constitutes and appoints Robin S. Lebowitz and Edward A. Cespedes, and each of them, as Proxy, with full power of substitution and resubstitution, on behalf and in the name of the undersigned, to vote all of the undersigned's shares of the said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of theglobe.com, inc., to be held at the Renaissance Hotel, 1617 Southeast 17th Street, Fort Lauderdale, Florida 33316, Tuesday, November 30, 2004 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

      The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies previously given.

      EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE OF THIS PROXY AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES TO SERVE AS DIRECTORS UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, IN ACCORDANCE WITH THE DETERMINATION OF THE PROXIES NAMED HEREIN.

            PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

                                                                           14475